Filed Pursuant to Rule 424(b)(5)

 Registration Statement No. 333-179183

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell the securities described herein and neither is soliciting any offer to buy these securities in any jurisdiction where the solicitation, offer or sale is not permitted.

Subject to Completion, Dated November 12, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated February 9, 2012)

Shares

Common Stock

We are offering            shares of common stock, par value $0.0001 per share. Our common stock is listed on the Nasdaq Capital Market under the symbol “CHTP.” The last reported sale price of our common stock on the Nasdaq Capital Market on November 11, 2013 was $3.52 per share.

Before buying shares of our common stock, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-7 of this prospectus supplement, beginning on page 7 of the accompanying prospectus, and those contained in the documents incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

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(1) We have agreed to reimburse the underwriters for certain of their expenses as described under “Underwriting” on page S-27 of this prospectus supplement.

We have granted the underwriters an option exercisable for up to 30 days from the date of this prospectus supplement to purchase up to            additional shares of common stock at the public offering price less underwriting discounts and commissions to cover over-allotments. If this option were exercised in full, we would receive approximately $          million of additional proceeds, before expenses.

The underwriters expect to deliver the shares of common stock to the purchasers on or about            , 2013.

Sole Book-Running Manager

JMP Securities

Co-Managers

Needham & Company	Ladenburg Thalmann & Co. Inc.

The date of this prospectus supplement is November            , 2013.

You should rely only on the information we have provided or incorporated by reference in this prospectus supplement or in the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus. This prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information contained in this prospectus supplement and in the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of securities.

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. It is also important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information” below in this prospectus supplement. The information incorporated by reference is considered part of this prospectus supplement, and information we file later with the Securities and Exchange Commission, or SEC, may automatically update and supersede this information.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein. We have not authorized, and the underwriters have not authorized, anyone to provide you with information that is different. The information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless the context otherwise requires, “Chelsea,” the “Company,” “we,” “us,” “our” and similar names refer to Chelsea Therapeutics International, Ltd. and our operating subsidiary, Chelsea Therapeutics, Inc.

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Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus, and the documents we have filed with the SEC that are incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “may,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the approval by the U.S. Food and Drug Administration of Northera™, our preclinical studies, our ability to conduct clinical trials of our product candidates and the results of such trials, as well as risks and uncertainties relating to future capital needs, economic conditions, dependence on our collaborators, litigation, government regulation and third-party reimbursement, markets, products, competition, intellectual property, services and prices, key employees and other factors. Please also see the discussion of risks and uncertainties under “Risk Factors” herein and in the accompanying prospectus and otherwise incorporated by reference herein.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus supplement, the accompanying prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the respective dates of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference in this prospectus or the accompanying prospectus, as applicable. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

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Summary

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before you decide to invest in our common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and the financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Company Overview

We are a development stage pharmaceutical company that seeks to acquire, develop and commercialize innovative products for the treatment of a variety of human diseases. Our strategy is to develop technologies that address important unmet medical needs or offer improved alternatives to current methods of treatment. Specifically, we are developing droxidopa, a novel therapeutic agent for the treatment of symptomatic neurogenic orthostatic hypotension, or Neurogenic OH, in patients with primary autonomic failure, dopamine β-hydroxylase, or DBH, deficiency and non-diabetic autonomic neuropathy. We also have interest in evaluating the potential therapeutic applications of droxidopa in other potentially norepinephrine related conditions and diseases including intradialytic hypotension, fibromyalgia and adult attention deficit hyperactivity disorder. In addition, we have a portfolio of metabolically inert antifolates that we have studied as a potential treatment of rheumatoid arthritis and that might also be suitable for the treatment of multiple other autoimmune disorders including psoriasis, Crohn’s disease, uveitis, ankylosing spondylitis, inflammatory bowel disease, cancer and other immunological disorders.

Northera™ (droxidopa), our most advanced investigational product candidate, is an orally-active synthetic precursor of norepinephrine being developed for the treatment of symptomatic Neurogenic OH. In Japan, Northera has been approved since 1989 and is marketed by Dainippon Sumitomo Pharma Co., Ltd., or DSP, for the treatment of frozen gait and dizziness on standing in Parkinson’s disease, or PD, orthostatic hypotension, syncope and dizziness on standing in multiple systems atrophy (Shy-Drager Syndrome) and familial amyloid polyneuropathy and symptoms of orthostatic hypotension in hemodialytic patients. In May 2006, the Company entered into an agreement with DSP for an exclusive, sub-licensable license and rights to certain intellectual property and proprietary information (the “DSP Agreement”) relating to droxidopa including, but not limited to all information, formulations, materials, data, drawings, sketches, designs, testing and test results, records and regulatory documentation. Pursuant to the DSP Agreement, DSP reserved rights to market droxidopa in Japan, Korea, China and Taiwan that precludes the Company’s commercialization of droxidopa in those markets. The Company agreed to pay DSP and/or its designees (1) royalties on the sales should any compound be approved for commercial sale, and (2) milestone payments, payable upon achievement of milestones as defined in the DSP Agreement.

During 2007, the U.S. Food and Drug Administration, or FDA, granted orphan drug status to Northera for the treatment of symptomatic Neurogenic OH in patients with primary autonomic failure, DBH deficiency and non-diabetic autonomic neuropathy and the European Medicines Agency, or EMA, granted orphan medicinal product designation for the treatment of patients with Pure Autonomic Failure and patients with multiple system atrophy. In the U.S., orphan drug status provides seven years of marketing exclusivity from the date of approval and designation as a new chemical entity in the European Union provides for 10 years of marketing exclusivity from the date of approval.

Following receipt of the complete response letter, or CRL, from the FDA in March 2012 regarding our New Drug Application, or NDA, for Northera filed in September 2011, we worked with the FDA to clarify the requirements for obtaining marketing approval for Northera in the U.S., including an End-of-Review meeting, or EOR, with the Cardiovascular and Renal Drug Products Division of the FDA, or CRDP, in May 2012. To obtain further clarity from the FDA on the requirements for obtaining marketing approval for Northera following the EOR, we utilized a formal appeals process that involved the review of the issues presented in the CRL and all other subsequent guidance received from the FDA. The review was led by the Director of the Office of New Drugs within CRDP and included other senior officials within the FDA, including senior staff from the Center for Drug Evaluation I along with officials from the CRDP. Subsequent to that review, we received written guidance from the FDA indicating that it would potentially consider data from Study 306B as confirmatory evidence of both the safety and efficacy of Northera, to be reviewed by the CRDP in a resubmission to the original NDA.

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Given this guidance, in July 2013 we resubmitted our Northera NDA to the FDA with data from Study 306B and other studies as a complete response to the CRL, seeking approval to market Northera in the U.S. However, on July 25, 2013, the FDA notified us that they noted deficiencies in the NDA that related primarily to the formatting of certain submitted electronic datasets and statistical programs describing the methods used to generate tables and listings. The deficiencies were unrelated to study conduct, interpretability of study results, or validity of study conclusions. On August 14, 2013, we submitted the Northera NDA, revised to include the necessary responses addressing those deficiencies. On September 4, 2013, we announced that the FDA had acknowledged receipt of the Northera NDA resubmission, deemed the resubmission a complete response to its March 28, 2012 CRL and assigned a new Prescription Drug User Fee Act, or PDUFA, goal date of February 14, 2014. In addition, on October 9, 2013, we announced that we had been notified by the FDA that the Northera NDA will be reviewed by the Cardiovascular and Renal Drug Advisory Committee, or CRDAC. The meeting is tentatively scheduled for January 14, 2014. The FDA is not required to follow any recommendation that may be provided by an advisory committee.

The Northera NDA, including the resubmission, includes data from our two largest completed Phase III efficacy studies (Studies 301 and 306B), data from other randomized, controlled trials (Study 302, Study 303 and Study 306A), an integrated summary of efficacy for various studies, an expanded, 650-patient safety database, two long-term, open label extension studies, a dedicated thorough QTc study and a 24-hour ambulatory blood pressure monitoring study. The FDA has further informed us that data from short-term endpoints measuring symptomatic benefits may be sufficient evidence of efficacy as required for approval and that durability of response, determined by endpoints measuring long-term symptomatic benefits, may be studied and demonstrated in post-approval study or studies.

While guidance from the FDA, including an indication that it would potentially consider data from Study 306B, is encouraging, the FDA was clear that Study 306B data remains subject to a thorough review, including review of clinical datasets and sensitivity analyses. In this regard, the FDA has indicated that it might conduct audits of clinical sites, and audits of the contract research organization, or CRO, involved in the study and the sponsor to validate the integrity of data included in the resubmission. The FDA further indicated that approval using data from Study 306B in support of efficacy claims for Northera would only be possible should such data provide substantial evidence of efficacy, thereby establishing, in a second, strongly-positive, confirmatory trial, that Northera is safe and effective for the treatment of Neurogenic OH. As such, the FDA is under no obligation to approve Northera if they are not adequately satisfied with the conclusions drawn from the data presented or other analyses conducted. We cannot provide any assurance that the FDA will approve Northera. The FDA might find the Northera NDA, despite the additional data from Study 306B and other studies, insufficient to allow a marketing approval for Northera and require additional clinical evidence from additional randomized controlled trials. Alternatively, the FDA might choose to approve Northera with a requirement for a post-approval efficacy study. Accordingly, we have initiated an additional clinical study of Northera in Neurogenic OH, currently designated as Study 401, and we anticipate that patient enrollment will begin in the fourth quarter of 2013. This study has been designed to provide flexibility depending on the requirements of the FDA, whether conducted as a post-approval efficacy study or as an additional clinical trial needed for an approval. If the FDA does not approve Northera and requires additional clinical data, Study 401 would be conducted as an additional Phase III clinical trial and we would not expect data from the study to be available until, at the earliest, the third quarter of 2015.

Further, in addressing the possibility of accelerated approval based on trials to date, which have provided favorable data for the acute use only for Northera, the FDA reemphasized that another clinical study to demonstrate durability of effect would be required under such a scenario. As discussed above, the Company has worked and will continue to work with the FDA on Study 401 to be able to meet that requirement if needed. The FDA also indicated that they required new bioequivalence data for a 300mg formulation of Northera that we had developed for commercialization but that had not been used in any clinical trials. Accordingly, in June 2013 we completed such a 300mg bioequivalence study and included data from that study in the Northera NDA resubmission to support a request for approval of commercial distribution of a 300mg formulation.

As of October 31, 2013, our existing cash balances were approximately $26.5 million. In order to continue the development of Northera, at some point in the future we may pursue one or more additional capital raising transactions, whether through the sale of equity securities or the entry into strategic partnerships.

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Corporate Information

Our operating subsidiary, Chelsea Therapeutics, Inc. was incorporated in Delaware in April 2002 under the name Aspen Therapeutics, Inc., and changed its name to Chelsea Therapeutics, Inc. in July 2004. On February 11, 2005, Chelsea Therapeutics, Inc. completed a merger with Ivory Capital Corporation, a publicly traded Colorado corporation formed in May 1988. At the time of the transaction, Ivory Capital had only nominal assets and no operating activities. In connection with this merger transaction, a wholly owned subsidiary of Ivory Capital Corporation merged with and into Chelsea Therapeutics, Inc., with Chelsea Therapeutics, Inc. remaining as the surviving corporation and a wholly owned subsidiary of Ivory Capital Corporation. In connection with the merger, the former stockholders of Chelsea Therapeutics, Inc. received 96.75% percent of our outstanding equity on a fully diluted basis. Pursuant to the terms of the merger, the sole officer and director of Ivory Capital Corporation prior to the merger was replaced with the officers and directors of Chelsea Therapeutics, Inc.

On June 17, 2005, Ivory Capital Corporation formed a wholly owned subsidiary in Delaware named Chelsea Therapeutics International, Ltd. for the purposes of reincorporating in Delaware. On July 28, 2005, Ivory Capital Corporation merged with Chelsea Therapeutics International, Ltd., with Chelsea Therapeutics International, Ltd. as the surviving corporation. As a result, Chelsea Therapeutics International, Ltd. is the public reporting company and is the 100% owner of Chelsea Therapeutics, Inc., its operating subsidiary.

The address of our principal executive office is Chelsea Therapeutics International, Ltd., 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277, and our telephone number is (704) 341-1516. Our website address is www.chelseatherapeutics.com. The information contained on our website in not a part of, and should not be construed as being incorporated by reference into, this prospectus supplement or the accompanying prospectus.

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The Offering

Common stock we are offering	shares
Common stock to be outstanding after this offering (assuming no exercise of the underwriters’ over-allotment option)	shares(1)
Over-allotment option	We have granted the underwriters an option to purchase up to additional shares of our common stock. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.
Use of proceeds	We expect to use the net proceeds from this offering to fund our droxidopa program and for general corporate purposes. See “Use of Proceeds” on page S-24 of this prospectus supplement.
Risk factors	This investment involves a high degree of risk. You should read the description of risks set forth under “Risk Factors” beginning on page S-7 of this prospectus supplement or otherwise incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase our common stock.
NASDAQ Capital Market common stock symbol	“CHTP”

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(1)	The number of shares of common stock to be outstanding after this offering in the table above is based on 70,767,249 shares of common stock outstanding as of November 11, 2013. This number excludes, as of November 11, 2013, 10,400,000 shares reserved for issuance under our 2004 Stock Plan, of which 7,156,709 shares are issuable upon exercise of outstanding options with a weighted-average exercise price of $3.52 per share.

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Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2012, as revised or supplemented by our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, each of which are on file with the SEC and are incorporated herein by reference, as updated by any other document that we subsequently file with the SEC and that is incorporated by reference into this prospectus supplement, as well as the risks described below and all of the other information contained in this prospectus supplement and the accompanying prospectus, and incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and related notes, before investing in our securities. If any of the possible events described in those sections actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. In this case, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock.

Risks Related to Our Business

We currently have no product revenue and will need to raise additional capital to operate our business.

To date, we have generated no product revenue. Until, and unless, we receive approval from the FDA and other regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenue. Currently, our primary product candidates are droxidopa and our antifolates portfolio, and none are approved by the FDA nor, with the exception of droxidopa, for which DSP has secured Japanese approval, any other regulatory agency for sale. Therefore, for the foreseeable future, we will have to fund all of our operations and development expenditures from cash on hand, equity or debt financings, licensing fees and grants. In 2012, our operating expenses totaled approximately $31.8 million, including non-cash items and the impact of our restructuring and we anticipate that 2013 operating expenses will be approximately $17.0 million, including non-cash items. As of October 31, 2013, we had cash and cash equivalents of approximately $26.5 million.

In order to fund operations and increase our cash reserves, we may seek to out-license our products or seek additional sources of financing and such opportunities might not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we might not be able to complete planned clinical trials or obtain approval of any product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, forego attractive business opportunities or curtail operations. Any additional sources of financing could involve the issuance of our equity securities, which would have a dilutive effect on our stockholders.

We are not currently profitable and might never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we might never achieve or maintain profitability. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and might never become profitable. From inception through September 30, 2013 we had a loss of $226.2 million. We had net losses of $31.7 million, $50.5 million and $37.3 million for the years ended December 31, 2012, 2011 and 2010, respectively. Actual losses will depend on a number of considerations, including:

•	discussions with regulatory agencies concerning the design and results of our ongoing and/or future clinical trials and the criteria for obtaining approval to market Northera in the U.S. or other territories;

•	the pace and success of development activities, primarily our clinical programs for Northera;

•	possible out-licensing of our product candidates;

•	seeking additional regulatory approvals for our various product candidates;

•	the pace of development of new intellectual property for our existing product candidates;

•	in-licensing and development of additional product candidates;

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•	implementing additional internal systems and infrastructure;

•	changes in existing staffing levels; and

•	if Northera is approved by the FDA, the amount of costs required to commercialize, and the level of any subsequent sales, of Northera.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses. Should we raise additional funds by selling shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we may be required to delay, reduce the scope of, or eliminate one or more of our current or future development programs or commercialization plans or curtail operations. As a result, our business, financial condition and results of operations would be materially harmed.

We are a development-stage company and might not be able to commercialize any product candidates.

We are a development-stage company and have not demonstrated our ability to perform the functions necessary for the successful commercialization of any product candidates. The successful commercialization of any product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products;

•	developing appropriate administration and compliance processes; and

•	conducting sales, marketing and distribution activities.

Our operations have largely been limited to organizing and staffing our company, negotiating in-licensing agreements with our partners, acquiring, developing and securing our proprietary technology, participating in regulatory discussions with the FDA, the EMA and other regulatory agencies and undertaking preclinical trials and clinical trials of our product candidates. While we had begun preparations for the commercialization of Northera in late 2011 and the first half of 2012, these activities were curtailed upon receipt of the CRL and most of the personnel hired for those commercialization activities were terminated. Our current plan of operation is to continue pursuit of marketing approval in the United States for Northera for use in the treatment of Neurogenic OH. We currently have no work underway with respect to the clinical development of our other current drug candidates. Our operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

We cannot assure you that the NDA for Northera, as resubmitted in August 2013, will be approved.

As previously announced, in February 2013 we received a response concerning an appeal we made to the FDA related to the CRL issued by the FDA in March 2012 with respect to our Northera NDA. In their response, the FDA acknowledged that data strongly demonstrating a short-term clinical benefit would be adequate for approval and that data from our Study 306B can be considered for approval of Northera. The FDA was also clear that 306B data will remain subject to scrutiny, including careful review of sensitivities, possible site audits and other factors. The FDA stated that approval using 306B as an additional efficacy study would only be possible based on the strength of that study and its ability to provide substantial evidence of effectiveness. We anticipate that the FDA will in fact review the study carefully.

Given this guidance, in July 2013 we resubmitted our Northera NDA to the FDA with data from Study 306B and other studies as a complete response to the CRL, seeking approval to market Northera in the U.S. However, on July 25, 2013, the FDA notified us that they noted deficiencies in the NDA that related primarily to the formatting of certain submitted electronic datasets and statistical programs describing the methods used to generate tables and listings. The deficiencies were unrelated to study conduct, interpretability of study results, or validity of study conclusions. On August 14, 2013, we submitted the Northera NDA, revised to include the necessary responses addressing those deficiencies. On September 4, 2013, we announced that the FDA had acknowledged receipt of the Northera NDA resubmission, deemed the resubmission a complete response to its March 28, 2012 CRL and assigned a new PDUFA goal date of February 14, 2014. In addition, on October 9, 2013, we announced that we had been notified by the FDA that the Northera NDA will be reviewed by the Cardiovascular and Renal Drug Advisory Committee, or CRDAC. The meeting is tentatively scheduled for January 14, 2014. The FDA is not required to follow any recommendation that may be provided by an advisory committee.

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The FDA is under no obligation to approve Northera if they are not adequately satisfied with the data and analyses presented, particularly within the context of the various issues raised in their CRL.

The FDA has expressed significant concern regarding the data obtained from the largest enrolling site from Study 301 and might determine that this study cannot be used for the approval of Northera.

In the CRL and in follow-up discussions with Chelsea, the FDA expressed significant concern regarding disproportionate results from the highest enrolling site in Study 301. The site was located in the Ukraine. We agreed to and have submitted all source documentation from all patients at this site to the FDA. In addition, we have provided the FDA with information pertaining to two additional post-study independent site visits, neither of which found any significant errors in the conduct of the trial. These findings are in keeping with the official FDA site audit conducted during the review of the Northera NDA. We have subsequently sponsored an independent “Directed Audit” of this center which supports, through the lack of significant findings, the validity of the data from that site. Regardless of the lack of audit findings, the FDA has indicated that the data from this particular site has a very low level of variability and positively favors Northera, compared to placebo, to a magnitude that is disproportionate to the data from the remainder of the clinical sites in the study. If the data from this site is removed from the overall analysis of the study, statistical significance of the study is lost on the endpoint of dizziness, although a strong trend in favor of droxidopa still exists. The disproportionality of the data from the single site invalidates Study 301 from meeting the FDA’s single study acceptance guidance for drug approval. In subsequent communications with the FDA, including the FDA’s response to our formal appeal, the FDA noted potential concern with data from a second clinical site in the Ukraine as also having data that was disproportionate when compared to the data from the other clinical trial sites. As a relatively high-enrolling clinical site, this site was also audited by the FDA and that audit resulted in no significant findings related to the conduct of the study. No “Directed Audit” was conducted of this second site. Our understanding is that Study 301 remains useful as an efficacy study that, when combined with another positive efficacy study, would provide the basis for an NDA resubmission which is reviewable for marketing authorization. Accordingly, our Northera NDA, including the resubmission, includes data from both Study 301 and Study 306B, along with data from other randomized, controlled trials (Study 302, Study 303 and Study 306A), an integrated summary of efficacy for various studies, an expanded, 650-patient safety database, two long-term, open label extension studies, a dedicated thorough QTc study and a 24-hour ambulatory blood pressure monitoring study as well as other studies.

Should additional concerns or findings be raised about the disproportionate data from the clinical trial sites discussed above or the sites themselves, or other aspects of Study 301, the potential exists that Study 301 would not considered as a pivotal efficacy study and Chelsea would be required to submit two additional, positive efficacy trial results to support review for approval. Moreover, the existing level of concern about Study 301 is likely to elicit a higher level of scrutiny from the FDA with regard to items such as disproportionate site effects and overall data quality in their review of Study 306B.

The delay in our clinical and registration programs for Northera is likely to require additional financing.

The delays we have experienced to date to the approval and planned commercial launch of Northera may require us to pursue additional sources of capital in order to cover anticipated costs to obtain FDA approval, particularly if an additional clinical trial or trials are required in order to satisfy the FDA’s requirement. The CRL issued by the FDA in March 2012 in response to our NDA for Northera included a request by the FDA that we submit data from an additional positive study to support efficacy for Northera. While recent FDA guidance now indicates that Study 306B might be adequate to meet this requirement, the FDA has also indicated that approval would only be possible based on the strength of that study and its ability to provide substantial evidence of effectiveness and that they would rigorously review such a submission. The submission utilizing study 306B as a second pivotal efficacy study might not receive approval. Given the likelihood that the FDA would require a post-approval efficacy study, should approval be granted, as well as the uncertainty of a near-term approval, we have initiated an additional clinical study of Northera in Neurogenic OH, currently designated as Study 401, and we anticipate that patient enrollment will begin in the fourth quarter of 2013. This study has been designed to provide flexibility depending on the requirements of the FDA, whether conducted as a post-approval efficacy study or as an additional clinical trial needed for an approval. If the FDA does not approve Northera and requires additional clinical data, Study 401 would be conducted as an additional Phase III clinical trial and we would not expect data from the study to be available until, at the earliest, the third quarter of 2015. That timeline would only be applicable should the FDA continue to guide the Company that approval could be obtained based on short term (e.g. 1 week) comparative data. Should the FDA approve Northera with the requirement for a post-approval study to evaluate durability of effect, Study 401 has been designed to be able to address that requirement. In addition, the costs of any additional clinical data or costs to prepare any additional filings with the FDA might prove to be significant.

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We might not obtain the necessary U.S. or worldwide regulatory approvals to commercialize any product candidates.

We cannot assure you that we will receive the approvals necessary to commercialize our product candidates including Northera (droxidopa), our antifolates, or any other product candidate either currently in our drug candidate portfolio or which we might acquire or develop in the future. We will need FDA approval to commercialize our product candidates in the United States and approvals from equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any product candidate, we must submit to the FDA an NDA demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as preclinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional preclinical and clinical testing or to perform post-marketing studies. For example, the CRL issued by the FDA in March 2012 in response to our NDA for Northera included a request by the FDA that we submit data from an additional positive study to support efficacy for Northera. In our recent NDA resubmission, we included such data from our Study 306B. In addition, we have initiated an additional clinical study of Northera in Neurogenic OH, currently designated as Study 401, and we anticipate that patient enrollment will begin in the fourth quarter of 2013. This study has been designed to provide flexibility depending on the requirements of the FDA, whether conducted as a post-approval efficacy study or as an additional clinical trial needed for an approval.

The approval process might also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals might:

•	delay commercialization of, and our ability to derive product revenue from, a product candidate;

•	reduce available time during which our intellectual property is protected under various U.S. and foreign patents;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we might otherwise enjoy.

Even if we comply with all FDA requests, the FDA may reject our Northera NDA or any other NDA that may be submitted in the future. We cannot be sure that we will ever obtain regulatory clearance for any of our product candidates. Failure to obtain FDA approval of product candidates will severely undermine our business and could substantially extend the period before we have a saleable product, leaving us without any source of revenue until another product candidate can successfully be developed and commercialized. There is no guarantee that we will ever be able to develop and commercialize or acquire another product candidate or to obtain approval for any such additional product candidate that might be acquired.

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In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize any drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize product candidates for sale outside the United States.

Although we plan to evaluate strategic arrangements that would be beneficial to our stockholders, we might not be successful.

With the announcement of our restructuring on July 10, 2012 we stated our intent to explore and evaluate all available strategic options to determine the best path forward for our Company and our stockholders. Such options might include out-licensing of our products or even the merger or sale of the company. Despite this intent, there is no guarantee that we will be able to successfully identify any such options that would be acceptable. Moreover, if we are able to identify any acceptable options, we cannot provide assurances that we could be successful in negotiating any such transaction on favorable terms, if at all, or that the terms of any such transaction would be sufficient to meet our capital requirements. Such a transaction might also reduce the potential for future profits and/or negatively impact our stock price.

Our potential future earnings will be reduced should we decide to out-license one or more of our drug product candidates.

We may decide to out-license one or more of our drug product candidates, reducing future profits available to us. Should we license our drug product candidates to another pharmaceuticals company, it would allow the partner to market and sell our compounds in one or more markets around the world. If either droxidopa or the antifolates are licensed to a strategic partner, the profit available to us may be substantially reduced from what might otherwise be possible should we retain all rights to the products and market and sell them directly.

We and certain of our executive officers and directors have been named as defendants in recently initiated lawsuits that could result in substantial costs and divert management’s attention.

We and certain of our executive officers were named as defendants in purported class action lawsuits that alleged violations of federal securities laws related to various statements regarding our development of Northera for the treatment of symptomatic Neurogenic OH and the likelihood of FDA approval. On October 10, 2013, the U.S. District Court for the Western District of North Carolina granted our motion to dismiss these lawsuits, with prejudice. On November 8, 2013, the plaintiffs appealed the district court’s judgment to the United States Court of Appeals for the Fourth Circuit.

On May 2, 2012, a purported shareholder derivative lawsuit was filed in the Delaware Court of Chancery against the members of our board of directors as of the date of the lawsuit. The complaint generally alleges that, from at least June 2011 through February 2012, the defendants breached their fiduciary duties and otherwise caused harm to Chelsea in connection with various statements related to our development of Northera for the treatment of neurogenic OH and the likelihood of FDA approval. The complaint seeks unspecified damages, attorneys’ fees and other costs. On June 25, 2012, the Court of Chancery entered an Order staying the action until the U.S. District Court for the Western District of North Carolina has ruled upon the motion to dismiss that we and our officers filed on November 16, 2012 in response to the consolidated complaint in the class action lawsuits described above.

We intend to engage in a vigorous defense of the litigation described above. Even if we were to be successful in the defense of the litigation, we could incur substantial costs not covered by our directors’ and officers’ liability insurance, suffer a significant adverse impact on our reputation and divert management’s attention and resources, which could have a material adverse effect on our business. In addition, any settlement of the litigation could require payments that exceed the limits of our available directors’ and officers’ liability insurance, which could have a material adverse effect on our operating results or financial condition. Additional similar lawsuits might be filed.

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Our reduction in workforce in 2012 and any possible future reductions could adversely impact our ability to operate effectively.

On July 10, 2012 we announced changes to our Board of Directors and senior management as well as a broad reorganization that included significant reductions in staff levels. While a number of the employees eliminated had been hired as part of our commercialization plans for Northera which were delayed, other staff positions eliminated provided support in areas other than commercialization activities. Moreover, certain of the commercialization staff provided market intelligence and insights for our business development analyses and discussions. While some of these resources may remain available on a consulting basis, their availability cannot be guaranteed. Similarly, while Dr. Simon Pedder, our former CEO, and Keith Schmidt, our former Vice President of Sales and Marketing, are to continue providing support on a consulting basis, we cannot be certain that either will remain available for such support or that they would be available to the extent required. In addition, we saw an increase in the level of attrition during the latter half of 2012 as several employees tendered their resignations. Given the difficulties in recruiting additional new hires at this time, we have decided not to fill these vacant positions immediately and that could adversely impact our ability to conduct operations. Finally, additional reductions to staff levels may be required or we might see additional attrition should other officers and/or employees choose to resign, further impacting our ability to conduct our operations.

The FDA has suggested that if Northera is approved, its label might carry a black box warning.

While we were not able to engage in active labeling discussions with the FDA and certain sections will be subject to the completion and review of additional data submitted, the FDA made a preliminary recommendation that the label for Northera include a black box warning to alert patients and physicians about the potential risk of supine hypertension. However, the CRL also indicates that such a boxed warning could be reconsidered if suitable data demonstrating a lack of severe hypertension in a fully prone position versus the 30-degree head-up tilt, the standard of care and criteria used in our clinical program, were provided. We believe that use of the 30 degree head-up tilt was clinically appropriate and hope to be able to mitigate the need for a black box warning after further discussions with the agency although we cannot provide assurances that we will be successful. Alternatively, we might pursue a study of Northera’s effect on supine hypertension relative to placebo in a fully prone position. However, given that the 30-degree head-up tilt is the standard of care, such a study design may not meet the approval of investigators and/or ethics boards. Additionally, we might not be successful in demonstrating results that would support the removal of a black box warning. A black box warning might reduce market acceptance for Northera and limit its acceptance among insurance companies and other payers, which might limit the price we might otherwise be able to charge for Northera, impede our ability to obtain reimbursement from payers or negatively impact sales volume, each of which might have a material negative impact on our financial condition or results of operations.

The FDA required additional bioequivalence data for our proposed 300 mg dose formulation that could potentially result in that dose not being approved for market authorization if the submitted data is not adequate.

The bioequivalence study prepared and included with our NDA filing in September 2011 was rejected by the FDA as part of the CRL received in March 2012. In discussions with the FDA following the CRL, the FDA indicated that they will require bioequivalence data for a 300 mg formulation of Northera be included in the revised Northera NDA at the time of submission or, alternatively, that such data may be submitted as a supplement to an approved NDA to request approval for subsequent commercial distribution of such a formulation. We conducted new bioequivalence study, considered the study to be successful and included the results in our July 2013 resubmission and that data will be subject to FDA review.

The FDA could find the bioeqivalence data inadequate and might reject a 300 mg dose and this would likely cause a significant delay to the availability of this dose for commercial sale. Should Northera be approved, the 300 mg dose might never become available, which could complicate our pricing strategies and create an additional inconvenience for patients that might then have to take additional pills over the course of a day. This could result in fewer patients and lower compliance rates, adversely impacting revenues.

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The FDA may question our use of a Modified Intent to Treat, or mITT, analysis in Study 306B as the primary statistical method for determining clinical efficacy, particularly given the imbalance in the number of dropouts and missing data for patients receiving droxidopa (n=18) vs. placebo (n=6) in this study. The FDA may rely on other more conservative analyses (e.g., Intent-to-Treat, or ITT) when assessing data from Study 306B, which could support different conclusions regarding the efficacy of Northera, and result in the FDA not approving Northera for the proposed indication.

Because of the nature of the blinded titration process in our Study 306B, we determined in our statistical plan to use a Modified Intent to Treat analysis, or mITT, for the evaluation of the efficacy of droxidopa. Under this approach, patients that dropped out of the study during the titration phase or during the first week of stable dosing were excluded from analyses of efficacy. We deemed this method to be appropriate because such patients would not have had any recorded evaluations of the dizziness/lightheadedness efficacy measures or other efficacy measures of the Orthostatic Hypotension Questionnaire subsequent to their being randomized. Given that the results of Study 306B ultimately showed more dropouts in the Northera group compared to the placebo group during the randomized-controlled period, with 18 such dropouts on drug and 6 dropouts on placebo during the titration phase, FDA statisticians, during the FDA review or that participate in an advisory panel, may question the use of or conclusions drawn from our mITT analyses. Depending upon the data imputation method chosen and the analyses performed, results of post hoc sensitivity analyses are variable in support of the primary study conclusions. Sensitivity analyses that assign data from all patients using their baseline observation as the final observation for the measurement of efficacy (resulting in all cases in “0” change from baseline in symptomatic benefits) negatively impact the study results, increasing the “p” value for the primary endpoint of the study above that required for statistical significance. Other sensitivity analyses using alternative variables, endpoints, and imputation techniques show statistically significant results supporting the study’s primary conclusions. In light of the general variability of the findings, especially negative results from certain ITT analyses, as well any other possible issues that might be identified in Study 306B, in addition to the issues already identified in Study 301, the FDA could decide to request data from additional randomized controlled trials or other studies prior to granting marketing approval in the U.S. for Northera.

We have not determined any additional requirements that may be needed in order to meet the expectations of the European Medicines Agency, or EMA, or other foreign regulatory agencies in order to obtain marketing approval for Northera outside the United States.

Since an initial discussion several years ago, we have only conducted limited discussions of the specifics of our clinical program with the EMA, and several individual European Union, or EU, countries’ regulatory agencies, and we have not yet determined if our current program for Northera in Neurogenic OH will be acceptable for approval in the EU, or any particular member country. While we continue to believe that the safety data from Study 306B with an extended period of placebo control is better aligned with the requirements as expressed by the EMA previously, we cannot be certain of this. In 2011, we conducted discussions with several EU member country regulatory agencies to better understand their and, derivatively, the EMA’s expectations with regard to their efficacy requirements. However, until we proceed further with those discussions it will not be clear that Study 301 and Study 302 data, along with data from the related extension studies and Study 306B data, will be sufficient for filing in the EU. If not, we may be required to conduct additional clinical trials and, regardless, we cannot guarantee that Study 306B data will be sufficient to show a significant symptomatic benefit for patients with Neurogenic OH to support approval or that any subsequent trials will provide adequately favorable data.

There has been only very limited testing of our I-3D product candidates.

Our I-3D product candidates are very early in their development. None of the candidates have had adequate toxicology testing in animals to permit clinical testing and there is no clinical evidence of efficacy for any of these candidates, despite limited similarities with compounds currently marketed by others. Animal toxicology trials on our I-3D compounds may not permit further development of these drugs or we may have to carry out toxicology trials on several compounds before we find one that is appropriate for clinical testing, if at all. Once clinical trials are undertaken, the compound or compounds may not prove adequately safe and efficacious in humans and may not be approved by the FDA or other regulatory agencies. Moreover, because of the scarcity of capital and competing priorities within our development program we do not know when we will be able to continue any such testing or commence clinical trials, if ever. We currently have no work underway related to our I-3D product candidate portfolio.

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Clinical trials are very expensive, time-consuming and difficult to design and implement.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time-consuming. For example, because we did not receive orphan drug status from the EMA for droxidopa as a treatment for Parkinson’s disease, our clinical trials for that indication might have to be more involved and take longer to complete and get reviewed than otherwise would have been the case. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials might be delayed by several factors, including:

•	unforeseen safety issues;

•	clarification of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment;

•	inability or unwillingness of medical investigators to follow our clinical protocols; and

•	unexpected emergence of competitive drugs against which our compounds might compete for clinical trial resources or need to be tested.

In addition, we or the FDA or another governing regulatory agency may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the regulatory agency finds deficiencies in the conduct of these or our regulatory submissions. Therefore, we cannot predict with any certainty the schedule for our current or any future clinical trials.

The results of our clinical trials might not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. The clinical trial process might fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and might delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenue.

We intend to explore additional indications for droxidopa, however these programs may not prove successful.

We have announced our exploration of certain additional indications for droxidopa and we may make similar announcements in the future. While trials conducted by DSP for the Japanese market provide evidence of efficacy for certain indications, other indications may be explored for which we have no existing clinical evidence of efficacy. Such trials are likely to be very costly. We do not have market approval from the FDA or other regulatory agencies for any of the indications we are exploring and there are no guarantees that additional clinical trials will provide new evidence of efficacy in the targeted indications or permit us to gain market approval from regulatory agencies.

Physicians and patients might not accept and use our drugs.

Even if the FDA approves any of our product candidates, physicians and patients might not accept and use them. Acceptance and use of our products will depend upon a number of factors including:

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•	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our drug candidates;

•	cost-effectiveness of our product relative to competing products;

•	understanding by prescribing physicians of the medical conditions we are attempting to address;

•	availability of reimbursement for our product from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect that sales of our product candidates could, if approved, generate a substantial portion of our product revenue for an extended period, the failure of such a drug to find market acceptance would harm our business and could require us to seek additional financing or curtail our operations.

Our drug development program depends upon third-party researchers who are outside our control.

We depend upon independent clinical research organizations, investigators and other collaborators, such as universities and medical institutions, to conduct our preclinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. They might not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug development programs, if their performance is substandard or the FDA determines there are issues upon review of the study data, the approval of our marketing applications with the FDA or other similar agencies outside the U.S., if any, and our introduction of new drugs, if any, will be delayed. If we cannot successfully enter into new agreements with outside collaborators on acceptable terms, or if we encounter disputes over or cannot renew or, if necessary, amend existing agreements, the development of our drug candidates could be delayed. These collaborators might also have relationships with other commercial entities, some of which might compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

Our drug development program also depends upon other parties who are outside our control.

We have licensed certain rights related to droxidopa from DSP and depend upon them for data and support in advancing our clinical program for this compound. Our licensing agreement with DSP grants us an exclusive, sub-licensable license, with certain geographic restrictions, and rights to droxidopa including, but not limited to all information, formulations, materials, data, drawings, sketches, designs, testing and test results, records and regulatory documentation. In addition, DSP is currently the preferred manufacturer of the active ingredient of this drug for our clinical program and commercialization efforts. Without the timely support of DSP, our drug development programs could suffer significant delays, require significantly higher spending or face cancellation.

We rely exclusively on third parties to formulate and manufacture any product candidates.

We have only limited experience in drug formulation and no experience in drug manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. While we have a contract in place with DSP and two other manufacturers for droxidopa for our clinical trials and possible commercialization, we currently have no contract for the commercial scale manufacture of our antifolates or I-3D compounds. We have contracted with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our antifolate clinical trials. If any of our current product candidates or any other product candidates that we may develop or acquire in the future receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to risks, including that:

•	We might not be able to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

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•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and/or commercial needs, if any, or limitations in their capacity or competing client/product priorities could limit the timely availability of our product, which could alienate prescribing physicians and/or their patients if we cannot meet their demand for our drugs.

•	Our contract manufacturers might not perform as agreed or might not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•	Our contract manufacturers rely on sub-contractors and 3rd party suppliers that might not meet their commitments and represent potential risks to the ultimate timelines or quality standards.

•	Our contract manufacturers might require financial assistance to increase their capacity levels required for our markets.

•	Our contract manufacturers have competing clients and/or competing products that vie for production scheduling. Drug manufacturing lead times for droxidopa are long. The increased risk associated with not securing timely production scheduling slots could lead to not having adequate supplies for launch should Northera be approved or face gaps in commercial supply and “stock outs” after launch.

•	Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration, or DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenue.

If we cannot compete successfully for market share against other drug companies, we might not achieve sufficient product revenue and our business will suffer.

The market for our antifolate product candidates is characterized by intense competition and rapid technological advances. The initial market for droxidopa, while smaller, has well established generic competition. Other markets for droxidopa, such as fibromyalgia, are emerging with new and heavily marketed offerings. If our antifolates, droxidopa or other product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products might provide greater therapeutic convenience, efficacy or other benefits for a specific indication than our products or might offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we will not achieve sufficient product revenue and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have compounds already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs or have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking preclinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs;

•	launching, marketing and selling drugs; and

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•	post-marketing safety surveillance.

Our ability to generate product revenue will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;

•	private health maintenance organizations and health insurers; and

•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if a product candidate is approved by the FDA, insurance coverage might not be available and reimbursement levels might be inadequate to cover our drug. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for our product, once approved, market acceptance and our revenue could be reduced.

Specifically, not all physicians recognize a separate indication for symptomatic Neurogenic OH and we cannot provide assurances that reimbursement will be approved by the relevant decision makers even if droxidopa receives market approval from the FDA or other regulatory authorities.

In addition, the U.S. and international healthcare industry is subject to changing political, economic and regulatory influences that may significantly affect the purchasing practices and pricing of pharmaceuticals. The laws and regulations governing and issued by the FDA and other healthcare policies might change, and additional government regulations might be enacted, which could prevent or delay regulatory approval of our product candidates. In March 2010, the U.S. Congress passed landmark healthcare legislation. We cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically. We anticipate that the U.S. Congress and state legislatures will continue to review and assess this legislation and possibly alternative health care reform proposals. The U.S. Congress may adopt additional legislation that could have the effect of putting downward pressure on the prices that pharmaceutical and biotechnology companies can charge for prescription drugs, including the proposed healthcare reform legislation. Cost-containment measures, whether instituted by healthcare providers or imposed by government health administration regulators or new regulations, could result in greater selectivity in the purchase of drugs. As a result, healthcare payers might challenge the price and cost effectiveness of our products. In addition, in many major markets outside the United States, pricing approval is required before sales may commence. As a result, significant uncertainty exists as to the reimbursement status of approved healthcare products.

Developments by competitors might render our products or technologies obsolete or non-competitive.

Companies that currently sell compounds used for the treatment of orthostatic hypotension include Apotex, Mylan Pharmaceuticals, Impax Laboratories, Sandoz, Teva, Upsher-Smith Laboratories, Pfizer and Shire. Companies that currently sell both generic and proprietary compounds for the treatment of rheumatoid arthritis include, but are not limited to, Abbott Laboratories, Amgen, Pfizer, Sanofi-Aventis, Boehringer Ingelheim Pharma, Hoffmann-La Roche, Johnson & Johnson, Bristol-Myers Squibb, Mylan Laboratories and UCB. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

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Our success, competitive position and future revenue will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

We do not know whether any of our pending patent applications or those patent applications that we may file or license in the future will result in the issuance of any patents. Moreover, we cannot predict the degree of patent protection that will be afforded by those patent applications that do result in issuance. Although we generally seek the broadest reasonable patent protection available for our proprietary compounds, we may not be able to obtain patent protection for the actual composition of any particular compound and may be limited to protecting a new method of use for the compound or otherwise restricted in our ability to prevent others from exploiting the compound. If our patent protection for any particular compound is limited to a particular method of use or indication such that, if a third party were to obtain approval of the compound for use in another indication, we could be subject to competition arising from off-label use.

Moreover, our issued patents and those that may issue in the future, or those licensed to us, may be challenged, invalidated, rendered unenforceable or circumvented, any of which could limit our ability to stop competitors from marketing related products. In addition, the rights granted under any issued patents may not provide us with competitive advantages against competitors with similar compounds or technologies. Furthermore, our competitors may independently develop similar technologies in a manner that does not infringe our patents or other intellectual property.

If a third party legally challenges our patents or other intellectual property rights that we own or license, we could lose certain of these rights. For example, third parties may challenge the validity of our U.S. or foreign patents through reexaminations, oppositions or other legal proceedings. If successful, a challenge to our patents or other intellectual property rights could deprive us of competitive advantages and permit our competitors to use our technology to develop similar products.

In addition, we do not anticipate having composition of matter patent protection on droxidopa when and if it receives market approval by the FDA for Neurogenic OH under the brand name Northera™. While the orphan drug designation for this compound by the FDA will provide seven years of market exclusivity, we will not be able to exclude other companies from manufacturing and/or selling this compound beyond that timeframe.

We may not obtain or maintain the benefits associated with orphan drug status, including market exclusivity.

During 2007, the FDA granted orphan drug status to Northera for the treatment of symptomatic Neurogenic OH in patients with primary autonomic failure, DBH deficiency and non-diabetic autonomic neuropathy and the EMA granted orphan medicinal product designation for the treatment of patients with Pure Autonomic Failure and patients with multiple system atrophy. We may not receive the benefits associated with orphan drug designation (primarily the benefit providing for seven years of market exclusivity in the U.S. and ten years or market exclusivity in the EU from the respective dates of approval), including as a result of failure to maintain orphan drug designation, or should a competing product that is the same chemical entity and has an orphan designation for the same disease indication become approved for marketing or commercial distribution in the U.S. or EU markets, as applicable, before Northera. Under U.S. and EU rules for orphan drugs, if such a competing product reaches the market before ours does, the competing product could potentially obtain a scope of market exclusivity that limits or precludes Northera from being sold in the U.S. for seven years or from being sold in the EU for ten years. Also, in the EU, even after orphan medicinal product status has been granted, that status is re-examined shortly prior to the product receiving any regulatory approval. The EMA must be satisfied that there is evidence that the product offers a significant benefit relative to existing therapies, in order for the therapeutic product to maintain its orphan medicinal product status. Accordingly, our product candidates will have to re-qualify for orphan drug status prior to any potential product approval in the EU.

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Claims by third parties that we infringe their proprietary rights may result in liability or damages or prevent or delay our developmental and commercialization efforts.

If a third party were to file a patent infringement suit against us, we could be forced to stop or delay research, development, manufacturing or sales of any infringing product in the country or countries covered by the patent infringed, unless we can obtain a license from the patent holder. Any necessary license may not be available on acceptable terms or at all, particularly if the third party is developing or marketing a product competitive with the infringing product. Even if we are able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. We also may be required to pay substantial damages to the patent holder in the event of an infringement. If we have supplied infringing products to third parties for marketing or have licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses they may sustain themselves as a result.

We may initiate patent litigation against third parties to protect or enforce our patent rights. Failure to protect our patents and other proprietary rights may materially harm our business, financial condition and results of operations.

Legal or administrative proceedings may be necessary to defend against claims of infringement or to enforce our intellectual property rights. If we become involved in any such proceeding, irrespective of the outcome, we may incur substantial costs, and the efforts of our technical and management personnel may be diverted, which could materially harm our business. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that disclosure of some of our confidential information could be compelled and the information compromised. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments that, if perceived as negative by securities analysts or investors, could have a substantial adverse effect on the trading price of our common stock.

Existing patents and proprietary rights could harm our competitive position.

Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import products or impair our competitive position. In addition, to the extent that a third party develops new technology that covers our products, we may be required to obtain licenses to that technology, which licenses might not be available or may not be available on commercially reasonable terms, if at all. Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations.

Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, enforceability or scope of our patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own or license may not provide sufficient protection against competitors.

Some jurisdictions have laws that permit the government to force a patentee to grant a license to a third party for commercialization of a patented product if the government concludes that the product is not sufficiently developed or not meeting the health needs of the population. Such compulsory licensing laws are very rarely invoked outside of South America and Africa. In addition, a number of countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.

Because of the extensive time required for development, testing and regulatory review of a new drug, it is possible that any related patent may expire before any of our product candidates can be commercialized or remain in force for only a short period following commercialization. In either case, this would reduce any advantages of the patent.

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If we are unable to satisfy our obligations under current and future license agreements, we could lose license rights which would adversely affect our business.

We license patent and/or certain other rights from DSP for droxidopa. Similarly, we are a party to a license agreement with Dr. M. Gopal Nair under which we license patent rights for our antifolates. We may enter into additional licenses in the future. Our existing licenses impose, and we expect future licenses will impose, various milestone payments, royalty payments and other obligations on us. If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose license rights that are important to our business. If a licensor challenges our license position, our competitive position and business prospects could be harmed.

Our license agreement with DSP reserves rights to the licensor in Japan, Korea, China and Taiwan which preclude our commercialization of droxidopa in those markets. Our license agreement with Dr. Nair reserves rights to the licensor in India. Therefore, we will not commercialize our products in these respective markets.

If we are unable to enforce trade secret protection and confidentiality agreements with our employees, our competitive position might be harmed.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents are unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, it is our policy to require all of our employees, consultants, advisors and contractors to enter into agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements might not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we might have to:

•	obtain licenses, which might not be available on commercially reasonable terms, if at all;

•	abandon an infringing drug candidate;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings, which might be costly whether we win or lose, and which could result in a substantial diversion of valuable management resources.

We might not successfully manage our growth.

We are a small, development stage company. Should we obtain approval for any of our product candidates, our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. As of November 12, 2013, we had 17 full-time, permanent employees. If we are unable to manage our growth effectively, our business would be harmed.

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We might be exposed to liability claims associated with the use of hazardous materials and chemicals.

Our research and development activities might involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures, and those of our partners, for using, storing, handling and disposing of these materials comply with federal, state, local and, where applicable, foreign laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products might require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We rely on key executive officers and scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace.

As a small, development stage company, we are highly dependent on our executive officers, including our principal scientific, regulatory, and medical officers and advisors. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of any future customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, our ability to grow our business will be harmed.

As a small, development stage company, we currently employ qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing and administration. We compete for qualified individuals with numerous pharmaceutical and biopharmaceutical companies, universities and other research institutions. In the third quarter of 2012, we instituted a corporate reorganization in which we eliminated virtually all sales and marketing personnel whom we had previously hired in anticipation of the commercial launch of Northera. To commercialize Northera on our own in the future, we would need to hire appropriate personnel in the areas of sales and marketing, medical affairs, distribution, IT, regulatory and compliance. Competition is intense for qualified individuals in all areas of pharmaceutical development and commercialization and we cannot be certain that any search for such personnel will be successful.

We might incur substantial liabilities and might be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we might incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of our products. Although we carry clinical trial insurance, we might not be able to renew such insurance at a reasonable cost, if at all, or our intended collaborators may be unable to obtain such insurance at a reasonable cost, if at all. Even if our agreements with any future collaborators entitle us to indemnification against losses, that indemnification might not be available or adequate should any claim arise.

Risks Related to Our Common Stock

The prices at which shares of our common stock are traded will likely be volatile.

You should expect the prices at which our common stock is traded to be volatile. Since the commencement of trading on The NASDAQ Capital Market in May 2006, the price of our common stock has varied from a low of $0.70 to a high of $8.41. The expected volatile price of our stock will make it difficult to predict the value of your investment, to sell your shares at a profit at any given time, or to plan purchases and sales in advance. A variety of other factors might also affect the market price of our common stock. These include, but are not limited to:

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•	publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

•	delays or failures in initiating, completing or analyzing preclinical or clinical trials or the unsatisfactory design or results of these trials;

•	success or delays in commercialization of our product candidates;

•	market acceptance of our product candidates;

•	obtaining, delays in or rejection of regulatory approvals for our products or our competitor’s products by U.S. or foreign regulators;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	developments concerning our collaborations;

•	regulatory developments in the United States and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our results of operations;

•	changes in financial estimates by securities analysts;

•	as long as the market price of our shares remains below $5 per share, stock exchange rules that prevent our stockholders from using shares of our common stock as collateral for borrowing in margin accounts or certain institutional investors’ restrictions against investing in our shares; and

•	sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for pharmaceutical companies in particular, has experienced extreme price and volume fluctuations that might have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors might seriously harm the market price of our common stock, regardless of our operating performance.

We have never paid dividends and do not intend to pay cash dividends.

We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance our future operations.

If securities analysts downgrade our stock or cease coverage of us, the price of our stock could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. Currently, five financial analysts publish reports about us and our business. We do not control these or any other analysts. Furthermore, there are many large, well-established, publicly traded companies active in our industry and market, which may mean that it is less likely that we will receive widespread analyst coverage. If any of the analysts who cover us downgrade our stock, our stock price would likely decline rapidly. If these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

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Substantial future sales of our common stock in the public market may depress our stock price and make it difficult for you to recover the full value of your investment in our shares of common stock.

As of November 11, 2013, we had 70,767,249 shares of common stock outstanding. Substantially all of these shares are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. The market price of our common stock may decline if our common stockholders sell a large number of shares of our common stock in the public market, or the market perceives that such sales may occur. In addition, we have outstanding options to purchase an aggregate of 7,156,709 shares of our common stock. If these options are exercised and the shares issued upon exercise are sold, the market price of our securities may also decline. These factors also could impair our ability to raise needed capital by depressing the price at which we could sell our securities.

We will have broad discretion over the use of the net proceeds from this offering.

We will have broad discretion to use the net proceeds from the sale of common stock in this offering, and investors in our stock will be relying on the judgment of our board of directors and management regarding the application of these proceeds. Although we expect to use a substantial portion of the net proceeds from this offering to fund our droxidopa program, including regulatory and possible initial commercialization activity for Northera, as well as for general corporate purposes, we have not allocated these net proceeds for specific purposes.

Investors in this offering will experience immediate and substantial dilution and may experience further dilution in the future.

The public offering price of the common stock offered pursuant to this prospectus supplement is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase shares in this offering. Furthermore, we expect that we will seek to raise additional capital from time to time in the future. Such financings may involve the issuance of equity and/or securities convertible into or exercisable or exchangeable for our equity securities. We also expect to continue to utilize equity-based compensation. To the extent the warrants and options are exercised or we issue common stock, preferred stock, or securities such as warrants that are convertible into, exercisable or exchangeable for, our common stock or preferred stock in the future, you may experience further dilution.

We are authorized to issue blank check preferred stock, which could adversely affect the holders of our common stock.

Our restated certificate of incorporation allows us to issue blank check preferred stock with rights potentially senior to those of our common stock without any further vote or action by the holders of our common stock. The issuance of a class of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of such holders. In certain circumstances, such issuance could have the effect of decreasing the market price of our shares, or making a change in control of us more difficult.

Our executive officers and directors may sell shares of their stock, and these sales could adversely affect our stock price.

Sales of our stock by our executive officers and directors, or the perception that such sales may occur, could adversely affect the market price of our stock. Our executive officers and directors may sell stock in the future, either as part, or outside, of trading plans under SEC Rule 10b5-1.

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Use Of Proceeds

We estimate that the net proceeds from our sale of shares of our common stock in this offering will be approximately $           million (or approximately $           million if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from the sale of the shares of our common stock offered pursuant to this prospectus supplement to fund our droxidopa program, including regulatory and possible initial commercialization activity for Northera, and for general corporate purposes. At this time, we have not determined the approximate amount of net proceeds that will be allocated to each of the uses of proceeds stated above. In addition, we may use the net proceeds from this offering for a variety of other corporate uses, including in-licenses or acquisitions of complementary products, technologies or companies, although we currently have no commitments or agreements for any such transactions. Our management will retain broad discretion as to the allocation of the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds generally in short-term, investment grade, interest bearing securities.

We anticipate that we will be required to raise substantial additional capital to continue to fund our droxidopa program. We expect to seek to raise additional capital through additional public or private financings, principally through equity issuances.

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Market Price and Dividend Information

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “CHTP.” As of November 11, 2013, we had 70,767,249 shares of our common stock outstanding, held by approximately 210 holders of record.

The following table sets forth the quarterly high and low sales prices of our common stock on the Nasdaq Capital Market for the periods indicated:

	Share Prices
	High	Low
Year Ending December 31, 2013
First Quarter	$2.17	$0.76
Second Quarter	$2.76	$1.68
Third Quarter	$3.30	$2.28
Fourth Quarter (through November 11, 2013)	$3.53	$2.57

Year Ended December 31, 2012
First Quarter	$5.40	$2.18
Second Quarter	$2.56	$1.05
Third Quarter	$1.50	$0.70
Fourth Quarter	$1.97	$0.73

Year Ended December 31, 2011
First Quarter	$8.20	$3.51
Second Quarter	$5.66	$3.78
Third Quarter	$6.06	$3.51
Fourth Quarter	$5.74	$3.25

We have never paid or declared any cash dividends on our common stock, and we intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

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Dilution

Our net tangible book value on September 30, 2013 was approximately $19.2 million, or $0.28 per share. “Net tangible book value” is our total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding. Our pro forma net tangible book value per share as of September 30, 2013 was approximately $26.9 million, or $0.38 per share of common stock, after giving effect to the issuance, between September 30, 2013 and November 1, 2013, of 2,657,289 shares of our common stock under our at-the-market equity program at an average sales price of $3.00 per share.

After giving effect to shares of our common stock offered by this prospectus supplement at a public offering price of $           per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2013 would have been approximately $           million, or $           per share of common stock. This represents an immediate increase in pro forma net tangible book value of $           per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $           per share to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering:

Public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2013	$
Increase in net tangible book value per share attributable to investors purchasing shares in the offering	$
Pro forma as adjusted net tangible book value per share after giving effect to the offering		$
Dilution per share to new investors		$

The information above assumes that the underwriters do not exercise their option to purchase additional shares. If the underwriters exercise their option in full, our as-adjusted net tangible book value per share at September 30, 2013 after giving effect to this offering would have been $           per share, and the dilution in as-adjusted net tangible book value per share to investors in this offering would have been $           per share.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our common stock or outstanding warrants to purchase shares of our common stock.

The above discussion and table are based on 70,767,249 shares of our common stock outstanding as of November 11, 2013. This number excludes 10,400,000 shares reserved for issuance under our 2004 Stock Plan, of which 7,156,709 shares are issuable upon exercise of outstanding options with a weighted-average exercise price of $3.52 per share.

To the extent that any of these outstanding options are exercised, there will be further dilution to new investors.

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Underwriting

Under the terms and subject to the conditions set forth in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom JMP Securities LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock indicated below:

Name	Number of Shares
JMP Securities LLC
Needham & Company, LLC
Ladenburg Thalmann & Co. Inc.
Total

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased.

If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The representative expects to deliver the shares of common stock to purchasers on or about            , 2013.

Commissions and Discounts

The underwriters initially propose to offer the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to            additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions, to cover over-allotments, if any. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as would be obtained by dividing the number listed next to the underwriter’s name in the table above by the total number of shares of common stock being offered.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional            shares of our common stock.

Total
		Per Share		No Exercise	Full Exercise
Price to public	$		$
Underwriting discounts and commissions	$		$
Proceeds, before expenses, to us	$		$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $224,000, which amount includes up to $75,000 that we have agreed to reimburse the underwriters for their fees and expenses, including the fees and expenses of their counsel.

Indemnification of Underwriters

We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

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Lock-up Agreements

We, our executive officers and directors have agreed, subject to limited exceptions, for a period of 90 days after the date of the underwriting agreement, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, enter into any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of, or engage in any short selling of, any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired, without the prior written consent of the underwriter. This 90-day period may be extended if (1) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event, subject to limited exceptions. Pursuant to the underwriting agreement, we may issue common stock or stock options under our existing equity compensation plans, and we may issue common stock upon conversion of stock options outstanding as of the date of this offering. The underwriter may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

NASDAQ Capital Market Listing

Our common stock is listed on The NASDAQ Capital Market under the trading symbol “CHTP”.

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Passive Market-Making

In connection with the offering, the underwriters may engage in passive market-making transactions in the common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion and distribution. A passive market-maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market-maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Short Sales, Stabilizing Transactions, and Penalty Bids

In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock on the NASDAQ Capital Market. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their option to purchase additional shares described above. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have in the past performed and may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Legal Matters

The validity of the securities being offered hereby will be passed upon by Morgan, Lewis & Bockius LLP, New York, New York. Goodwin Procter LLP, New York, New York, is acting as counsel for the underwriters.

Experts

The consolidated financial statements of Chelsea Therapeutics International, Ltd. and Subsidiary appearing in Chelsea Therapeutics International, Ltd’s Annual Report (Form 10-K/A) for the year ended December 31, 2012 , and the effectiveness of Chelsea Therapeutics International, Ltd. and Subsidiary’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of operations (not presented separately therein), changes in stockholders’ equity and cash flows (not presented separately therein) for the period from April 3, 2002 (inception) to December 31, 2007, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by CohnReznick LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov.

This prospectus supplement and the accompany prospectus are only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omit certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

Incorporation Of Documents By Reference

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or the information incorporated by reference, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but prior to the termination of the offering of the shares covered by this prospectus supplement and accompanying prospectus (other than current reports furnished pursuant to Items 2.02 and 7.01 of Form 8-K). The documents we are incorporating by reference are:

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•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 7, 2013, as amended by the Form 10-K/A filed on March 14, 2013, including the information specifically incorporated by reference in such reports from our definitive proxy statement on Schedule 14A, as filed with the SEC on April 30, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 1, 2013, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the SEC on August 6, 2013, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the SEC on November 5, 2013;

•	our Current Reports on Form 8-K filed with the SEC on January 31, February 20, February 20, March 8, April 19, June 11, July 9, July 29, October 10, October 10, and November 5, 2013 (in each case, not including any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein); and

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 000-51462), filed with the SEC on February 6, 2006, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Chelsea Therapeutics International, Ltd., Attention: Corporate Secretary, 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277, (704) 341-1516.

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Prospectus

$100,000,000 of

Common Stock,

Preferred Stock,

Warrants,

Debt Securities and/or

Units

From time to time, we may offer up to $100,000,000 of any combination of the securities described in this prospectus, either individually or in units, in one or more offerings in amounts, at prices and on the terms that we will determine at the time of offering. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. We will specify in any accompanying prospectus supplement the terms of any offering. You should read this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest in any securities. This prospectus may not be used by us to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities directly to our stockholders or to other purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

Our common stock trades on the NASDAQ Capital Market under the trading symbol “CHTP.” On January 25, 2012, the last reported sale price of our common stock was $4.54 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

You should carefully read this prospectus, the prospectus supplement relating to any specific offering of securities and all information incorporated by reference herein and therein.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 7 and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2012.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Prospectus supplements may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “Chelsea,” the “Company,” “we,” “us,” “our” and similar names refer to Chelsea Therapeutics International, Ltd. and our operating subsidiary, Chelsea Therapeutics, Inc.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it might not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus in its entirety, including “Risk Factors” beginning on page 7 and our financial statements and related notes thereto incorporated by reference herein, before making an investment decision.

Company Overview

We are a development stage pharmaceutical company that seeks to acquire, develop and commercialize innovative products for the treatment of a variety of human diseases. Our strategy is to develop technologies that address important unmet medical needs or offer improved, cost-effective alternatives to current methods of treatment. Specifically, we are developing a novel therapeutic agent for the treatment of symptomatic neurogenic orthostatic hypotension, or NOH, in patients with primary autonomic failure, dopamine-ß-hydroxylase, or DBH, deficiency and non-diabetic autonomic neuropathy and the reduction of falls in patients with NOH associated with Parkinson’s disease, or PD, as well as other potentially norepinephrine related conditions and diseases including intradialytic hypotension, or IDH, fibromyalgia and adult attention deficit hyperactivity disorder, or ADHD. We are also developing pharmaceuticals for multiple autoimmune disorders, including rheumatoid arthritis, psoriasis, inflammatory bowel disease and cancer.

Northera™ (droxidopa), our most advanced investigational product candidate, is an orally-active synthetic precursor of norepinephrine being developed for the treatment of symptomatic NOH. In Japan, Northera has been approved since 1989 and is marketed by Dainippon Sumitomo Pharma Co., Ltd., or DSP, for the treatment of frozen gait and dizziness on standing in PD, orthostatic hypotension, syncope and dizziness on standing in multiple systems atrophy (Shy-Drager Syndrome) and familial amyloid polyneuropathy and symptoms of orthostatic hypotension in hemodialytic patients. During 2007, the United States Food and Drug Administration, or FDA, granted orphan drug status to Northera for the treatment of symptomatic NOH and the European Medicines Agency, or EMA, granted orphan medicinal product designation for the treatment of patients with Pure Autonomic Failure, or PAF, and patients with multiple system atrophy, or MSA.

In November 2011, the FDA accepted for filing our New Drug Application, or NDA, seeking approval to market Northera in patients with primary autonomic failure, DBH deficiency and non-diabetic autonomic neuropathy that we submitted in September 2011. In addition, the FDA granted our request for a priority review of the NDA and, under the Prescription Drug User Fee Act, or PDUFA, the FDA is supposed to review and act on the NDA by March 28, 2012. In addition, the FDA scheduled a meeting of the Cardiovascular and Renal Drugs Advisory Committee for February 23, 2012 to discuss the Northera NDA.

The clinical portion of the NDA includes combined safety and efficacy data from our two completed Phase III studies in NOH, Study 301 and Study 302, two long-term open-label extension studies, Study 303 and Study 304, a dedicated thorough QTc study and a 24-hour ambulatory blood pressure monitoring study, Study 305. During our pre-NDA meeting with the FDA in December 2010 and in subsequent communication with the agency, the FDA agreed that the proposed NDA for Northera could be submitted based on combined data from these studies without the need for any further efficacy studies. The FDA has also requested and we have agreed to conduct a post-marketing study to evaluate the clinical pharmacology of Northera in renally-impaired patients.

Upon review of anecdotal evidence in the adverse events reported in Study 301 and Study 302 suggesting that Northera treatment was associated with fewer falls, we decided to prospectively assess this benefit as a secondary efficacy parameter in Study 306, a Phase III trial initiated in 2010 prior to the completion of Study 301. Since Study 306 was originally intended to support our registration of Northera for the treatment of NOH, the primary endpoint for Study 306 was the relative mean change in the orthostatic hypotension questionnaire composite scores, or OHQ composite, between treatment and placebo arms. In February of 2011, we announced our plans to modify Study 306 following a determination of futility at the planned interim analysis of the study’s primary endpoint. Our subsequent unblinded review of multiple, secondary outcome measures showed an approximate 60% reduction in the rate of patient reported falls and supportive signs of therapeutic activity associated with Northera in the first 51 patients to complete Study 306.

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We have modified and separated Study 306 such that the first 51 patients evaluated in the unblinded interim analysis are considered Part A (Study 306A) while the remaining 62 patients already enrolled in the study at the time of the interim analysis but not unblinded as part of that analysis would form the basis for Part B (Study 306B). Based on the analysis of the unblinded interim data from Study 306A, we modified the primary endpoint of Study 306B and plan to add an additional 100 patients to demonstrate an approximate 45% reduction in the rate of falls per patient, per week in patients with NOH associated with PD. Based on current estimates, we anticipate data from Study 306B will likely be available during the third quarter of 2012. In accordance with the FDA’s recommendations, we did not seek a falls claim in the initial labeling at the time we filed for approval of Northera for the treatment of symptomatic NOH, but we intend to continue an ongoing clinical evaluation of the effects of Northera in reducing the number of falls in patients with NOH associated with PD, including additional clinical trials as necessary, with the intent of pursuing future label expansion opportunities for Northera post-approval.

In December 2011, we announced that we had received a notice of allowance from the U.S. Patent and Trademark Office for our patent application “Threo-DOPS Controlled Release Formulation,” U.S. Patent Application No. 11/698,974. Upon issuance, the patent will expire no earlier than 2026. The newly allowed claims relate to certain oral, controlled release formulations of Northera that include an extended release component and an immediate release component. Although we are not currently seeking regulatory approval for such a controlled release formulation of Northera, if we were to do so, the patent would provide protection for the claimed formulation beyond the seven-year marketing exclusivity afforded by its orphan designation in the U.S. Also, in September 2011, we announced that we had been issued U.S. Patent No. 8,008,285 entitled “Droxidopa and pharmaceutical composition thereof for the treatment of fibromyalgia.” The claims of the patent are related to methods of reducing pain associated with fibromyalgia by administering droxidopa alone, or in combination with other specified medications.

In December 2011, we announced top-line results from our Phase II trial of droxidopa, alone and in combination with carbidopa, for the treatment of fibromyalgia. Top-line results of the study indicate a dose response with the highest dose of droxidopa, 600mg three times daily, demonstrating a 6.2-point average improvement from a baseline score of 23.00 on the Short Form McGill Questionnaire, or SF-MPQ, at the end of the nine-week treatment period, the study’s primary endpoint. This reflects a 3.2 unit improvement over placebo on the SF-MPQ total pain score. Although the study, conducted under approval from the United Kingdom’s Medicines and Healthcare Products Regulatory Agency, was not designed to demonstrate statistical significance given the limited number of patients per arm, results of the study show a mean change in pain, as measured by the visual analog scale, or VAS, of -1.64 for patients treated with droxidopa monotherapy compared to a mean change of -0.90 for placebo. Assessment using the Fibromyalgia Index Questionnaire, or FIQ, showed patients treated with droxidopa monotherapy demonstrated a mean change from baseline of -9.72 compared to -4.74 reported by patients in the placebo arm. Administration of droxidopa monotherapy proved more effective than droxidopa/carbidopa combination therapy in the study.

In July 2011, we announced that an investigator-led Phase II study of droxidopa, in combination with carbidopa, for the treatment of ADHD, initiated in February 2010, had been completed. Preliminary results from this study suggest that droxidopa rapidly improved ADHD symptoms during open-label treatment and was well tolerated with no serious adverse events.

In October 2011, an investigator-led, Phase II study began to evaluate droxidopa for the treatment of orthostatic hypotension resulting from spinal cord injury.

In addition to droxidopa, we are currently developing a portfolio of molecules for the treatment of various autoimmune/inflammatory diseases. The most advanced platform is a portfolio of metabolically-inert antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates designated as CH-1504 and CH-4051. In March 2009, we announced positive results from the completed Phase II head-to-head clinical trial of CH-1504 for the treatment of rheumatoid arthritis, designed to compare the efficacy and tolerability of CH-1504 against methotrexate, or MTX, currently the leading antifolate treatment and standard of care for a broad range of abnormal cell proliferation diseases. Results of the study showed comparable American College of Rheumatology efficacy criteria, or ACR20/50/70 response rates, to patients treated with daily 0.25mg, 0.50mg and 1.0mg of CH-1504 against patients treated with a standard weekly 20mg oral dose of MTX. In addition, the efficacy of CH-1504 was associated with improved tolerability and reduced hepatotoxicity compared with MTX. In April 2009, we announced positive findings from our Phase I study of CH-4051, the L-isomer of CH-1504. Data from this single and multiple ascending dose study demonstrated that CH-4051 is safe and well tolerated up to a maximally tolerated dose of 7.5mg.

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Based on these findings, in September 2010 we initiated a multinational, 12-week, double-blind Phase II trial designed to compare the efficacy and tolerability of CH-4051 against MTX in 250 patients with rheumatoid arthritis who experience an inadequate response to MTX treatment. The primary efficacy analysis will be conducted using the ACR hybrid score, an endpoint that combines a continuous scale of percentage improvement with the well-known ACR20/50/70. The trial was initiated with a staggered start wherein the first patients were randomized to receive either 0.3mg or 1.0mg of CH-4051 daily or 20mg MTX weekly in combination with a folate supplement. Enrollment in the high dose arms of the study was deferred until May 2011, when we announced that an independent Data Safety Monitoring Board had met to review patient safety data from this study and, finding no signals that precluded proceeding, recommended that each on-going arm of the study continue as planned and that enrollment be initiated in the 3.0mg dose groups of the trial.

In November 2011, we announced preliminary results from a planned unblinded, interim efficacy analysis for the lower dose patients. The analysis included unblinded data from the lower two of three doses of CH-4051 and half the patients enrolled into the MTX control arm. Preliminary results suggest a dose-dependent therapeutic response in which patients treated with the mid-range, or 1.0mg daily oral dose, of CH-4051 experienced similar efficacy to patients treated with a standard 20.0mg weekly dose of MTX. This response suggests that patients currently receiving triple the dose, or 3.0mg, of CH-4051 in the ongoing study may experience greater therapeutic benefits than patients treated with MTX. Full study results are currently expected to become available in the second quarter of 2012.

Complementing our autoimmune/inflammatory program is a second platform consisting of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation, known as our I-3D portfolio. We currently have no work underway related to this portfolio.

Since inception we have focused primarily on organizing and staffing our company, negotiating in-licensing agreements with our partners, acquiring, developing and securing our proprietary technology, participating in regulatory discussions with the FDA, the EMA and other regulatory agencies, undertaking preclinical trials and clinical trials of our product candidates, and, more recently, preparing for the planned commercial launch in the United States of Northera in anticipation of regulatory approval. We are a development stage company and have generated no revenue since inception. We do not anticipate generating any product revenue until and unless we successfully obtain approval from the FDA or equivalent foreign regulatory bodies to begin selling Northera or any of our other pharmaceutical candidates although we could potentially generate revenue by entering into strategic agreements including out-licensing, co-development or co-promotion of our drug candidates. Developing pharmaceutical products is a lengthy and expensive process. Even if we do not encounter unforeseen safety issues or timing or other delays during the course of developing Northera or our other currently licensed product candidates, we do not anticipate receiving regulatory approval to market any such products until, at the earliest, the first quarter of 2012 for Northera. Assuming FDA approval for marketing Northera in the United States, we currently anticipate launching the product and having initial sales or royalty revenue from it in the second quarter of 2012. Currently, development and commercialization expenses are being funded with proceeds from equity financings and, to a much lesser extent, through the issuance of our common stock pursuant to option or warrant exercises. We completed equity financings in December 2004, February 2006, March 2007, November 2007, July 2009, March 2010, October 2010, February 2011 and January 2012. In addition, we received additional proceeds under a controlled equity offering for sales made during September 2010. To the extent we move our products into additional clinical trials and expand our commercialization and marketing efforts for droxidopa, our need to finance operating costs will continue. Accordingly, our success depends not only on the safety and efficacy of our product candidates, but also on our ability to finance the development and/or commercialization of the products.

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Corporate Information

Our operating subsidiary, Chelsea Therapeutics, Inc. was incorporated in Delaware in April 2002 under the name Aspen Therapeutics, Inc., and changed its name to Chelsea Therapeutics, Inc. in July 2004. On February 11, 2005, Chelsea Therapeutics, Inc. completed a merger with Ivory Capital Corporation, a publicly traded Colorado corporation formed in May 1988. At the time of the transaction, Ivory Capital had only nominal assets and no operating activities. In connection with this merger transaction, a wholly owned subsidiary of Ivory Capital Corporation merged with and into Chelsea Therapeutics, Inc., with Chelsea Therapeutics, Inc. remaining as the surviving corporation and a wholly owned subsidiary of Ivory Capital Corporation. In connection with the merger, the former stockholders of Chelsea Therapeutics, Inc. received 96.75% percent of our outstanding equity on a fully diluted basis.

On June 17, 2005, Ivory Capital Corporation formed a wholly owned subsidiary in Delaware named Chelsea Therapeutics International, Ltd. for the purposes of reincorporating in Delaware. On July 28, 2005, Ivory Capital Corporation merged with Chelsea Therapeutics International, Ltd., with Chelsea Therapeutics International, Ltd. as the surviving corporation. As a result, Chelsea Therapeutics International, Ltd. is the public reporting company and is the 100% owner of Chelsea Therapeutics, Inc., its operating subsidiary.

The address of our principal executive office is Chelsea Therapeutics International, Ltd., 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277, and our telephone number is (704) 341-1516. Our website address is www.chelseatherapeutics.com. The information contained on our website in not a part of, and should not be construed as being incorporated by reference into, this prospectus supplement.

Offerings Under This Prospectus

We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, with a total value of up to $100,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;
•	applicable fees, discounts and commissions to be paid to them;
•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock

We may issue shares of our common stock from time to time. The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any preferred stock then outstanding.

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Preferred Stock

We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors will determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. Convertible preferred stock will be convertible into our common stock or exchangeable for our other securities. Conversion may be mandatory or at your option or both and would be at prescribed conversion rates.

If we sell any series of preferred stock under this prospectus and applicable prospectus supplements, we will fix the rights, preferences, privileges and restrictions of the preferred stock of such series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Warrants

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into warrant agreements with a bank or trust company that we select to be our warrant agent. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement related to the particular series of warrants being offered, as well as the warrant agreements and warrant certificates that contain the terms of the warrants. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of warrant agreement or warrant certificate containing the terms of the warrants we are offering before the issuance of the warrants.

Debt Securities

We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at your option or both and would be at prescribed conversion rates.

With respect to any debt securities that we issue, we will issue such debt securities under an indenture, which we would enter into with the trustee named in the indenture. Any indenture would be qualified under the Trust Indenture Act of 1939.

Units

We may issue units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement related to the series of units being offered, as well as the unit agreements that contain the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

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RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our company. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below and under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our most recent quarterly report on Form 10-Q, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

Risks Related to Our Business

We currently have no product revenue and will need to raise additional capital to operate our business.

To date, we have generated no product revenue. Until, and unless, we receive approval from the FDA and other regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenue. Currently, our primary product candidates are droxidopa and our antifolates portfolio, and none are approved by the FDA nor, with the exception of droxidopa which has Japanese approval, any other regulatory agency for sale. Therefore, for the foreseeable future, we will have to fund all of our operations and development expenditures from cash on hand, equity or debt financings, licensing fees and grants. Operating expenses for 2010 totaled approximately $38.0 million, including non-cash items and we anticipate that 2011 operating expenses will be approximately $51.0 million, including non-cash items and significant spending related to marketing and commercialization activities for Northera in the United States.

In order to fund operations and increase our cash reserves, we may seek to out-license our products or seek additional sources of financing and such opportunities might not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we might not be able to complete planned preclinical and clinical trials or obtain approval of any product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts, forego attractive business opportunities or curtail operations. Any additional sources of financing could involve the issuance of our equity securities, which would have a dilutive effect on our stockholders.

We are not currently profitable and might never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we might never achieve or maintain profitability. Even if we succeed in commercializing Northera, we might not become profitable and could continue to incur substantial losses for the foreseeable future. From inception through September 30, 2011 we had losses of $170.9 million. We had net losses of $38.0 million for the nine months ended September 30, 2011 and net losses of $37.3 million, $25.8 million and $35.1 million for the years ended December 31, 2010, 2009 and 2008, respectively. Actual losses will depend on a number of considerations, including:

•	the pace and success, if any, of commercialization and marketing efforts for Northera in the U.S.;
•	the pace and success of preclinical development and clinical trials for droxidopa, antifolates and other product candidates;
•	possible out-licensing of our product candidates;
•	seeking regulatory approval for our various product candidates, particularly our NDA for Northera which is being reviewed by the FDA;
•	discussions with regulatory agencies concerning the design of our clinical trials and/or the adequacy of prior trials and pre-clinical studies for regulatory approval for any of our product candidates;
•	our ability to identify and recruit patients into our clinical trials at costs consistent with our current estimates;
•	the pace of development of new intellectual property for our existing product candidates;

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•	in-licensing and development of additional product candidates;
•	implementing additional internal systems and infrastructure; and
•	hiring additional personnel.

To fund our ongoing development activities, we will need to generate significant revenue in order to achieve and maintain profitability. Even if Northera is approved for marketing in the U.S., we might not be able to generate revenue or achieve profitability in the future and are unlikely to do so in the near term. Our failure to achieve or maintain profitability could negatively impact the value of our securities.

We are a development-stage company and might not be able to commercialize any product candidates.

We are a development-stage company and have not demonstrated our ability to perform the functions necessary for the successful commercialization of any product candidates. The successful commercialization of any product candidates will require us to perform a variety of functions, including:

•	continuing to undertake preclinical development and clinical trials;
•	participating in regulatory approval processes;
•	formulating and manufacturing products; and
•	conducting sales, marketing and distribution activities.

Our operations have been limited to organizing and staffing our company, negotiating in-licensing agreements with our partners, acquiring, developing and securing our proprietary technology, participating in regulatory discussions with the FDA, the EMA and other regulatory agencies, undertaking preclinical trials and clinical trials of our product candidates, and, more recently, preparing for the planned commercial launch in the United States of Northera in anticipation of regulatory approval. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

Our potential future earnings may be reduced should we decide to out-license one or more of our drug product candidates.

We may decide to out-license one or more of our drug product candidates, reducing future profits available to us. Should we license our drug product candidates to another pharmaceuticals company, it would allow the partner to market and sell our compounds in one or more markets around the world. If either the antifolates or droxidopa are licensed to a strategic partner, the profit available to us may be substantially reduced from what might otherwise be possible should we retain all rights to the products and market and sell them directly.

We might not obtain the necessary U.S. or worldwide regulatory approvals to commercialize any product candidates.

We cannot assure you that we will receive the approvals necessary to commercialize our product candidates including Northera (droxidopa), our antifolates, or any other product candidate either currently in our drug candidate portfolio or which we might acquire or develop in the future. We will need FDA approval to commercialize our product candidates in the United States and approvals from equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any product candidate, we must submit to the FDA an NDA demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as preclinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional preclinical and clinical testing or to perform post-marketing studies. The approval process might also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals might:

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•	delay commercialization of, and our ability to derive product revenue from, a product candidate;
•	reduce available time during which our intellectual property is protected under various U.S. and foreign patents;
•	impose costly procedures on us; and
•	diminish any competitive advantages that we might otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be sure that we will ever obtain regulatory approval for any of our product candidates. Failure to obtain FDA approval of product candidates, particularly droxidopa or our antifolates, will severely undermine our business and could substantially extend the period before we have a saleable product, leaving us without any source of revenue until another product candidate can successfully be developed and commercialized. There is no guarantee that we will ever be able to develop and commercialize or acquire another product candidate or to obtain approval for any such additional product candidate that might be acquired.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize any drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize product candidates for sale outside the United States.

Although we made changes to Study 306 based on results of an interim analysis, there can be no assurance that the results of this Phase III trial will be successful.

On February 2, 2011 we announced that an interim analysis of Study 306 indicated that further recruiting into this study was likely to be futile with respect to the primary endpoint of the study, namely, the OHQ composite. Subsequently we unblinded these 51 patients (now designated as the Study 306A population) and determined that favorable trends were seen in secondary outcome measures including falls, OHQ Item 1 (dizziness), the Movement Disorder Society sponsored revised version of the Unified Parkinson’s Rating Scale, or MDS-UPDRS, and Hoehn Yahr scores. We believe that these favorable trends, particularly in the objective endpoint of falls, are supportive of prior study results related to symptomatic endpoints. The failure to produce favorable results in the OHQ composite is not believed to be contradictory to prior studies due to differences in the characteristics of the specific populations and the length of the study treatment period. Nonetheless, we cannot predict whether the FDA will agree with this assessment. Specifically:

•	Although we changed the Study 306B primary endpoint to the reduction of falls and although this endpoint trended favorably in 306A patients, there is no guarantee that the results for the Study 306B population will show statistical significance in this endpoint; and

•	The targeted geographic distribution of patients as well as the targeted patient indication in Study 306B are different than in Study 302 and Study 301 and we cannot be certain that we will be able to meet our timeline for this study, particularly with respect to patient recruitment.

The FDA may not approve our recently filed NDA for Northera.

In November 2011, the FDA accepted for filing our NDA seeking approval to market Northera for the treatment of NOH in patients with primary autonomic failure, dopamine-ß-hydroxylase deficiency and non-diabetic autonomic neuropathy. The FDA had previously agreed, in a pre-NDA meeting held in December 2010, that our NDA could be submitted based on combined data from our two completed Phase III studies of Northera in NOH, Study 301 and Study 302. The FDA also had previously agreed to changes in the protocol for Study 301, including a change in the primary endpoint. The FDA further agreed that results from Study 306, an ongoing Phase III study, would not be required as part of the integrated summary of efficacy for the indication claimed in the filing.

While we believe that the design, performance and results of Study 302 and Study 301 are adequate to meet the FDA’s expectations, we continue to face risks associated with our NDA filing, including, but not limited to, the following:

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•	the FDA has scheduled a meeting of the Cardiovascular and Renal Drugs Advisory Committee to provide an independent review and expert advice related to our NDA filing. The meeting is scheduled for February 23, 2012 and although we believe the data contained in our NDA is sufficient to support a positive recommendation from the advisory committee, we cannot be assured that the advisory committee will agree with our assessment and make a favorable recommendation to the FDA, or that the FDA would accept a favorable recommendation from the Advisory Committee if it were made;
•	The FDA may fail to accept as an appropriate primary endpoint of Study 301 the relative improvement in the OHQ composite score between Northera and placebo;
•	the FDA may find that the safety database information contained in the NDA is inadequate to effectively establish the clinical safety of Northera;
•	the FDA may find that the clinical data submitted in the NDA is not sufficient to establish the clinical efficacy of Northera; and

•	while the FDA previously agreed, during a December 2010 pre-NDA assessment meeting, that our NDA for Northera could be submitted based on combined data from Study 301 and Study 302 and that results from Study 306 would not be required as part of the integrated summary of efficacy for the indication claimed in the filing, there can be no assurance that the FDA will not require additional clinical efficacy to support approval of our NDA.

Any program delays resulting from the risks as outlined above might require additional financing for the Northera NOH program. If we require additional capital for the continued development of droxidopa, we may not be able to raise capital on favorable terms or at all. If we issue equity in such financing, it would cause dilution for our stockholders, which could be significant depending on the price and the amount of stock sold. We may determine that it is in our best interest to out-license droxidopa. However, given the regulatory and financing uncertainties, we may not be able to complete an out-licensing agreement on terms beneficial to us, or at all.

We have not determined any additional requirements that may be needed in order to meet the expectations of the European Medicines Agency, or EMA, or other foreign regulatory agencies in order to obtain marketing approval for Northera outside the United States.

Since an initial discussion several years ago, we have only conducted limited discussions of the specifics of our clinical program with the EMA, and several individual European Union, or EU, countries’ regulatory agencies, and we not yet determined if our current program for Northera in NOH will be acceptable for approval in EU, or any particular member country. While we continue to believe that the safety data from Study 306B with an extended period of placebo control will better meet the requirements as expressed by the EMA previously, this data is now expected to be available in the third quarter of 2012, thus delaying the EMA filing until at least that timeframe. In 2011, we conducted discussions with several EU member country regulatory agencies to better understand their and, derivatively, the EMA’s expectations with regard to their efficacy requirements to determine if it might be appropriate to file for marketing approval prior to availability of Study 306B safety data. However, until we proceed further with those discussions it will not be clear that the existing Study 301 and Study 302 data, along with data from the related extension studies, will be sufficient for filing in the EU and if not, whether Study 306B data, with reduction of falls in patients with PD as a primary endpoint, will be adequate to complete the efficacy and safety packages to support such a filing. If not, we may be required to conduct additional efficacy trials and, regardless, we cannot guarantee that Study 306B data will show a significant symptomatic benefit for patients with NOH or that any subsequent trials will provide adequately favorable data.

Our product candidate CH-4051 has had only limited formal clinical trials.

Our product candidate CH-4051 is in an early stage of development and requires extensive clinical testing. In April 2009, we announced positive findings from our Phase I dose escalation clinical trials of CH-4051 in humans in Kendle International’s Clinical Pharmacology Unit, Utrecht, Netherlands under the authority of Stichting Therapeutische Evaluatie Geneesmiddelen—Medisch Ethische Toetsingscommissie, an Independent Ethics Committee. In November 2011, we announced preliminary results from a planned unblinded, interim efficacy analysis for the lower dose patients in our Phase II trial of CH-4051. The analysis included unblinded data from the lower two of three doses of CH-4051 and half the patients enrolled into the MTX control arm. Preliminary results suggest a dose-dependent therapeutic response in which patients treated with the mid-range, or 1.0mg daily oral dose, of CH-4051 experienced similar efficacy to patients treated with a standard 20.0mg weekly dose of MTX. This response suggests that patients currently receiving triple the dose, or 3.0mg, of CH-4051 in the ongoing study may experience greater therapeutic benefits than patients treated with MTX; however, there can be no assurance that such benefits will be observed in the study. In addition, we might encounter toxicity or other safety issues at the higher dose levels in the study. We currently intend to seek a partner to assist us in the development of CH-4051 and our portfolio of antifolates after the completion of Phase II proof-of-concept studies for CH-4051 in rheumatoid arthritis, results of which are expected to be available in the second quarter of 2012. After the completion of those trials and depending on available funding, we may also initiate additional Phase II studies in rheumatoid arthritis and other indications as appropriate. We currently estimate a global filing of the NDA no sooner than 2013. However, at any point during the process we might decide to focus our efforts on a different lead compound, and we cannot predict with any certainty the success or timing of our clinical trials, if or when we might submit an NDA for regulatory approval of this product candidate or whether such an NDA will be accepted. We do not expect to conduct additional trials or make further investments in the development of CH-1504, formerly our lead antifolate product candidate.

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There has been only very limited testing of our I-3D product candidates.

Our I-3D product candidates are early in their development. None of the candidates have had adequate toxicology testing in animals to permit clinical testing and there is no clinical evidence of efficacy for any of these candidates, despite limited similarities with compounds currently marketed by others. Animal toxicology trials on our I-3D compounds may not permit further development of these drugs or we may have to carry out toxicology trials on several compounds before we find one that is appropriate for clinical testing, if at all. Once clinical trials are undertaken, the compound or compounds may not prove adequately safe and efficacious in humans and may not be approved by the FDA or other regulatory agencies. Moreover, because of the scarcity of capital and competing priorities within our development program we do not know when we will be able to continue any such testing or commence clinical trials.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time-consuming. For example, because we did not receive orphan drug status from the EMA for droxidopa as a treatment for Parkinson’s disease, our clinical trials for that indication might have to be more involved and take longer to complete and get reviewed than otherwise would have been the case. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials might be delayed by several factors, including:

•	unforeseen safety issues;
•	clarification of dosing issues;
•	lack of effectiveness during clinical trials;
•	slower than expected rates of patient recruitment, including approximately 50 patients remaining to be recruited as of December 31, 2011, of the aggregate of approximately 160 patients required to complete the currently ongoing Phase III trial;
•	inability to monitor patients adequately during or after treatment;
•	inability or unwillingness of medical investigators to follow our clinical protocols; and

•	unexpected emergence of competitive drugs against which our compounds might compete for clinical trial resources or need to be tested.

In addition, we or the FDA or another governing regulatory agency may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the regulatory agency finds deficiencies in the conduct of these or our regulatory submissions. Therefore, we cannot predict with any certainty the schedule for our current or any future clinical trials.

The results of our clinical trials might not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. The clinical trial process might fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and might delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenue.

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We intend to explore additional indications for droxidopa, however these programs may not prove successful.

We have announced our exploration of certain additional indications for droxidopa and we may make similar announcements in the future. While trials conducted by our partner DSP for the Japanese market provide evidence of efficacy for certain indications, other indications may be explored for which we have no existing clinical evidence of efficacy. Such trials are likely to be very costly. We do not have market approval from the FDA or other regulatory agencies for any of the indications we are exploring and there are no guarantees that additional clinical trials will provide new evidence of efficacy in the targeted indications or permit us to gain market approval from regulatory agencies.

Physicians and patients might not accept and use our drugs.

Even if the FDA approves any of our product candidates, physicians and patients might not accept and use them. Acceptance and use of our products will depend upon a number of factors including:

•	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our drug;
•	cost-effectiveness of our product relative to competing products;
•	understanding by prescribing physicians of the medical conditions we are attempting to address;
•	availability of reimbursement for our product from government or other healthcare payers; and
•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect that sales of our product candidates could, if approved, generate a substantial portion of our product revenue for an extended period, the failure of such a drug to find market acceptance would harm our business and could require us to seek additional financing or curtail our operations.

Our drug development program depends upon third-party researchers who are outside our control.

We depend upon independent clinical research organizations, investigators and other collaborators, such as universities and medical institutions, to conduct our preclinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. They might not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug development programs, if their performance is substandard or the FDA determines there are issues upon review of the study data, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. If we cannot successfully enter into new agreements with outside collaborators on acceptable terms, or if we encounter disputes over or cannot renew or, if necessary, amend existing agreements, the development of our drug candidates could be delayed. These collaborators might also have relationships with other commercial entities, some of which might compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

Our drug development program also depends upon our partners who are outside our control.

We have licensed certain rights related to droxidopa from DSP and depend upon them for data and support in advancing our clinical program for this compound. In addition, DSP is currently the preferred manufacturer of this compound for our clinical program and commercialization efforts. Without the timely support of DSP or any other partners, our drug development programs could suffer significant delays, require significantly higher spending or face cancellation.

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We rely exclusively on third parties to formulate and manufacture our product candidates.

We have only limited experience in drug formulation and no experience in drug manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. While we have a contract in place with DSP and another manufacturer for droxidopa for our clinical trials and our anticipated commeralization, we currently have no contract for the commercial scale manufacture of our antifolates or I-3D compounds. We have contracted with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our antifolate clinical trials. If any of our current product candidates or any other product candidates that we may develop or acquire in the future receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•	We might not be able to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.
•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any, or limitations in their capacity could limit the timely availability of our product, which could alienate prescribing physicians and/or their patients if we cannot meet their demand for our drugs.
•	Our contract manufacturers might not perform as agreed or might not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.
•	Our contract manufacturers might require financial assistance to increase their capacity levels required for our markets.

•	Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration, or DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenue.

We have limited experience selling, marketing or distributing products and only limited internal capability to do so.

We currently have limited sales, marketing and distribution capabilities other than as provided by our Vice President of Sales and Marketing and other recent personnel additions in this area. We currently anticipate continued expansion of our marketing, sales, operational and administrative capabilities over the next three to six months in anticipation of commercializing Northera, including the hiring of employees and the negotiating of collaborative arrangements with third parties. However, we might not be successful in hiring or developing the necessary expertise and capacity or developing the necessary collaborative arrangements for the successful commercialization of Northera.

To commercialize droxidopa for any other indication or commercialize any other product candidate, we will need to enter into and maintain collaborative relationships or maintain and/or develop internal resources, which could require significant development, expenditures, management resources and time.

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While the FDA has announced it might seek to remove midodrine from the market, midodrine is expected to continue to be available to patients until at least the end of 2014.

In August 2010, the FDA proposed removing midodrine from the market because required post-approval studies to verify the clinical benefit of the drug have not been satisfactorily completed by the manufacturer. In January 2011, the FDA opened a public docket to provide a forum to facilitate communication regarding the conduct of clinical trials needed to support the continued marketing authorization for midodrine. In December 2011, Shire reached an agreement with the FDA to conduct a new set of clinical trials to demonstrate the clinical benefit of midodrine. Accordingly, Shire indicated its intent to complete two additional clinical trials by the end of 2014. Should the FDA determine that Shire has failed to adhere to the terms or timeframes specified in this agreement, or the agreed upon trials fail to verify clinical benefit, Shire has agreed to have FDA withdraw the marketing approval for midodrine and Shire waives the right for a public hearing.

Midodrine is the only approved compound for orthostatic hypotension in the U.S. It is still not clear what action the FDA will take following the conclusions of the renewed clinical trials; however, the recent agreement with Shire is likely to ensure the availability of midodrine for at least two years. Furthermore, the FDA has never removed a drug under similar circumstances and we can provide no assurance that they will do so in the case of midodrine.

If we cannot compete successfully for market share against other drug companies, we might not achieve sufficient product revenue and our business will suffer.

The market for our antifolate product candidates is characterized by intense competition and rapid technological advances. The initial market for droxidopa, while smaller, has well established generic competition. Other markets for droxidopa, such as fibromyalgia, are emerging with new and heavily marketed offerings. If our antifolates, droxidopa or other product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products might provide greater therapeutic convenience, efficacy or other benefits for a specific indication than our products or might offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we will not achieve sufficient product revenue and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have compounds already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs or have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;
•	undertaking preclinical testing and human clinical trials;
•	obtaining FDA and other regulatory approvals of drugs;
•	formulating and manufacturing drugs;
•	launching, marketing and selling drugs; and
•	post-marketing safety surveillance.

Our ability to generate product revenue will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;
•	private health maintenance organizations and health insurers; and
•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare and Medicaid , are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if a product candidate is approved by the FDA, insurance coverage might not be available and reimbursement levels might be inadequate to cover the cost of our drug. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for our product, once approved, market acceptance and our revenue could be reduced.

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Specifically, not all physicians recognize a separate indication for symptomatic NOH and we cannot provide assurances that reimbursement will be approved by the relevant decision makers even if droxidopa receives market approval from the FDA or other regulatory authorities.

In addition, the U.S. and international healthcare industry is subject to changing political, economic and regulatory influences that may significantly affect the purchasing and pricing of pharmaceuticals. In March 2010, the U.S. Congress passed landmark healthcare legislation. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically the legislation may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of Northera or any future products. Members of the U.S. Congress and some state legislatures are seeking to overturn at least portions of the legislation and we expect they will continue to review and assess this legislation and possibly alternative health care reform proposals. We cannot predict whether new proposals will be made or legislation adopted, when they may be adopted or what impact they may have on us if they are adopted. Cost-containment measures, whether instituted by healthcare providers or imposed by federal or state government agencies, could result in greater selectivity in the purchase of drugs. As a result, healthcare payers might challenge the price and cost effectiveness of our products. In addition, in many major markets outside the United States, pricing approval is required before sales of new drugs may commence. As a result, significant uncertainty exists as to the reimbursement status of approved products.

Developments by competitors might render our products or technologies obsolete or non-competitive.

Companies that currently sell both generic and proprietary compounds for the treatment of rheumatoid arthritis include, but are not limited to, Abbott Laboratories, Amgen, Pfizer, Sanofi-Aventis, Teva Pharmaceuticals, Boehringer Ingelheim Pharma, Hoffmann-La Roche, Johnson & Johnson, Bristol-Myers Squibb, Mylan Laboratories and UCB. Alternative technologies are being developed to treat rheumatoid arthritis by numerous companies including Pfizer, Rigel, Astra Zeneca and GSK which are in advanced clinical trials or filed with regulatory agencies. Companies that currently sell compounds used for the treatment of orthostatic hypotension include Mylan Pharmaceuticals, Eon Labs, Impax Laboratories, Upsher-Smith Laboratories and Pfizer. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

Our success, competitive position and future revenue will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

We do not know whether any of our pending patent applications or those patent applications that we may file or license in the future will result in the issuance of any patents. Moreover, we cannot predict the degree of patent protection that will be afforded by those patent applications that do result in issuance. Although we generally seek the broadest patent protection available for our proprietary compounds, we may not be able to obtain patent protection for the actual composition of any particular compound and may be limited to protecting a new method of use for the compound or otherwise restricted in our ability to prevent others from exploiting the compound. If our patent protection for any particular compound is limited to a particular method of use or indication such that, if a third party were to obtain approval of the compound for use in another indication, we could be subject to competition arising from off-label use.

Moreover, our issued patents and those that may issue in the future, or those licensed to us, may be challenged, invalidated, rendered unenforceable or circumvented, any of which could limit our ability to stop competitors from marketing related products. In addition, the rights granted under any issued patents may not provide us with competitive advantages against competitors with similar compounds or technologies. Furthermore, our competitors may independently develop similar technologies in a manner that does not infringe our patents or other intellectual property.

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If a third party legally challenges our patents or other intellectual property rights that we own or license, we could lose certain of these rights. For example, third parties may challenge the validity of our U.S. or foreign patents through reexaminations, oppositions or other legal proceedings. If successful, a challenge to our patents or other intellectual property rights could deprive us of competitive advantages and permit our competitors to use our technology to develop similar products.

In addition, we do not anticipate having patent protection on droxidopa when and if it receives market approval by the FDA for NOH under the brand name Northera™. While the orphan drug designation for this compound by the FDA will provide seven years of market exclusivity, we will not be able to exclude other companies from manufacturing and/or selling this compound beyond that timeframe.

Claims by third parties that we infringe their proprietary rights may result in liability for damages or prevent or delay our developmental and commercialization efforts.

If a third party were to file a patent infringement suit against us, we could be forced to stop or delay research, development, manufacturing or sales of any infringing product in the country or countries covered by the patent infringed, unless we can obtain a license from the patent holder. Any necessary license may not be available on acceptable terms or at all, particularly if the third party is developing or marketing a product competitive with the infringing product. Even if we are able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. We also may be required to pay substantial damages to the patent holder in the event of an infringement. If we have supplied infringing products to third parties for marketing or have licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses they may sustain themselves as a result.

We may initiate patent litigation against third parties to protect or enforce our patent rights. Failure to protect our patents and other proprietary rights may materially harm our business, financial condition and results of operations.

Legal or administrative proceedings may be necessary to defend against claims of infringement or to enforce our intellectual property rights. If we become involved in any such proceeding, irrespective of the outcome, we may incur substantial costs, and the efforts of our technical and management personnel may be diverted, which could materially harm our business. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that disclosure of some of our confidential information could be compelled and the information compromised. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments that, if perceived as negative by securities analysts or investors, could have a substantial adverse effect on the trading price of our common stock.

Existing patents and proprietary rights could harm our competitive position.

Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import products or impair our competitive position. In addition, to the extent that a third party develops new technology that covers our products, we may be required to obtain licenses to that technology, which licenses might not be available or may not be available on commercially reasonable terms, if at all. Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations.

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Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, enforceability or scope of our patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own or license may not provide sufficient protection against competitors.

Some jurisdictions have laws that permit the government to force a patentee to grant a license to a third party for commercialization of a patented product if the government concludes that the product is not sufficiently developed or not meeting the health needs of the population. Such compulsory licensing laws are very rarely invoked outside of South America and Africa. In addition, a number of countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.

Because of the extensive time required for development, testing and regulatory review of a new drug, it is possible that any related patent may expire before any of our product candidates can be commercialized or remain in force for only a short period following commercialization. In either case, this would reduce any advantages of the patent.

If we are unable to satisfy our obligations under current and future license agreements, we could lose license rights which would adversely affect our business.

We are a party to a license agreement with Dr. M. Gopal Nair under which we license patent rights for our product candidate CH-4051 and other antifolates. Similarly, we license patent and/or certain other rights from DSP for droxidopa. We may enter into additional licenses in the future. Our existing licenses impose, and we expect future licenses will impose, various milestone payments, royalty payments and other obligations on us. If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose license rights that are important to our business. If a licensor challenges our license position, our competitive position and business prospects could be harmed.

Our license agreement with Dr. Nair reserves rights to the licensor in India. Therefore, we will not commercialize our licensed antifolates in India. Our license agreement with DSP reserves rights to the licensor in Japan, Korea, China and Taiwan which preclude our commercialization of droxidopa in those markets.

If we are unable to enforce trade secret protection and confidentiality agreements with our employees, our competitive position might be harmed.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents are unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, it is our policy to require all of our employees, consultants, advisors and contractors to enter into agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements might not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

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If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we might have to:

•	obtain licenses, which might not be available on commercially reasonable terms, if at all;
•	abandon an infringing drug candidate;
•	redesign our products or processes to avoid infringement;
•	stop using the subject matter claimed in the patents held by others;
•	pay damages; or
•	defend litigation or administrative proceedings, which might be costly whether we win or lose, and which could result in a substantial diversion of valuable management resources.

We might not successfully manage our growth.

We are a small, development stage company. Assuming FDA approval of Northera as well as approval of our other product candidates, our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. As of January 20, 2012, we had 49 full-time, permanent employees. We anticipate having to augment our operational, financial and management systems and hire and train even more qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We might be exposed to liability claims associated with the use of hazardous materials and chemicals.

Our research and development activities might involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures, and those of our partners, for using, storing, handling and disposing of these materials comply with federal, state, local and, where applicable, foreign laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products might require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We rely on key executive officers and scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace.

As a small, development stage company, we are highly dependent on our executive officers, including particularly our Chief Executive Officer, Simon Pedder, Ph.D., and our principal scientific, regulatory, sales, marketing and medical officers and advisors. Dr. Pedder is the only executive officer whose employment with us is governed by an employment agreement, and the term of employment under that agreement expires in May 2012. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of any future customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, our ability to grow our business will be harmed.

As a small, development stage company, we will need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing, distribution, administration and sales and marketing. We compete for qualified individuals with numerous pharmaceutical and biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel is critical to our success.

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We might incur substantial liabilities and might be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we might incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of our products. Although we carry clinical trial insurance, we might not be able to renew such insurance at a reasonable cost, if at all, or our intended collaborators may be unable to obtain such insurance at a reasonable cost, if at all. Even if our agreements with any future collaborators entitle us to indemnification against losses, that indemnification might not be available or adequate should any claim arise.

Risks Related to Our Securities

The trading volume of our common stock is limited and our investors may encounter difficulties selling significant quantities of our stock without adversely impacting the price at which they can sell.

Since listing with the NASDAQ in May of 2006, the trading volume for our stock has varied significantly from day to day and often the number of shares traded has been low. Any large transactions in our common stock might be difficult to conduct and may cause significant fluctuations in the price of our common stock.

The prices at which shares of our common stock are traded will likely be volatile.

You should expect the prices at which our common stock is traded to be highly volatile. Since the commencement of NASDAQ trading in May 2006, the price has varied from a low of $1.09 to a high of $8.41. The expected volatile price of our stock will make it difficult to predict the value of your investment, to sell your shares at a profit at any given time, or to plan purchases and sales in advance. A variety of other factors might also affect the market price of our common stock. These include, but are not limited to:

•	publicity regarding actual or potential clinical results relating to products under development by our competitors or us;
•	delays or failures in initiating, completing or analyzing preclinical or clinical trials or the unsatisfactory design or results of these trials;
•	success or delays in commercialization of our product candidates;
•	market acceptance of our product candidates;
•	obtaining, delays in or rejection of regulatory approvals for our products or our competitor’s products by U.S. or foreign regulators;
•	announcements of technological innovations or new commercial products by our competitors or us;
•	developments concerning proprietary rights, including patents;
•	developments concerning our collaborations;
•	regulatory developments in the United States and foreign countries;
•	economic or other crises and other external factors;
•	period-to-period fluctuations in our results of operations;
•	changes in financial estimates by securities analysts; and
•	sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for pharmaceutical companies in particular, has experienced extreme price and volume fluctuations that might have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors might seriously harm the market price of our common stock, regardless of our operating performance.

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We have never paid dividends and do not intend to pay cash dividends.

We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance our future operations.

If securities analysts downgrade our stock or cease coverage of us, the price of our stock could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. Currently, six financial analysts publish reports about us and our business. We do not control these or any other analysts. Furthermore, there are many large, well-established, publicly traded companies active in our industry and market, which may mean that it is less likely that we will receive widespread analyst coverage. If any of the analysts who cover us downgrade our stock, our stock price would likely decline rapidly. If these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Substantial future sales of our common stock in the public market may depress our stock price and make it difficult for you to recover the full value of your investment in our shares of common stock.

As of January 20, 2012, we had 67,023,421 shares of common stock outstanding. Substantially all of these shares are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. The market price of our common stock may decline if our common stockholders sell a large number of shares of our common stock in the public market, or the market perceives that such sales may occur. In addition, we have outstanding options and warrants to purchase an aggregate of 6,027,430 and 2,875,022 shares, respectively, of our common stock. If these options or warrants are exercised and the shares issued upon exercise are sold, the market price of our securities may also decline. These factors also could impair our ability to raise needed capital by depressing the price at which we could sell our securities.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “may,” “might,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s current judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the anticipated approval by the FDA and our planned commercialization of Northera, our preclinical studies, our ability to conduct clinical trials of our product candidates and the results of such trials, as well as risks and uncertainties relating to future capital needs, economic conditions, dependence on our collaborators, litigation, government regulation and third-party reimbursement, markets, products, competition, intellectual property, services and prices, key employees and other factors. Please also see the discussion of risks and uncertainties under “Risk Factors” above and contained in any supplements to this prospectus, and in our most recent annual report on Form 10-K (as amended, if applicable), as revised or supplemented by our most recent quarterly report on Form 10-Q, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

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USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities offered by us pursuant to this prospectus. Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities by us under this prospectus for general corporate purposes, including commercialization of our product candidates, including regulatory, commercialization and marketing activity for Northera, clinical trials, research and development expenses, general and administrative expenses, and potential acquisitions of companies, products and technologies that complement our business. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities by us. Pending the application of the net proceeds, we intend to invest the net proceeds generally in short-term, investment grade, interest bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods presented. Our earnings were insufficient to cover fixed charges for each of the periods presented. Because of the deficiency, the ratio information is not applicable. The extent to which earnings were insufficient to cover fixed charges is shown below. Amounts shown are in thousands.

	Nine Months Ended September	Year Ended December 31
	30, 2011	2010	2009	2008	2007	2006
Deficiency of earnings available to cover fixed charges	$(37,944)	$(37,330)	$(25,772)	$(35,086)	$(15,081)	$(8,671)

For purposes of computing the deficiency of earnings available to cover fixed charges, fixed charges represent interest expense, the portion of operating lease rental expense that is representative of interest and amortization of discount related to indebtedness.

PLAN OF DISTRIBUTION

We may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities through one or more underwriters or dealers in a public offering, through agents or directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to the prevailing market prices; or
•	negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We may sell the securities being offered by this prospectus by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415(a)(4) of the Securities Act of 1933, as amended, which we refer to herein as the Securities Act. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of the securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

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If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the NASDAQ Capital Market. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NASDAQ Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

DESCRIPTION OF COMMON STOCK

Pursuant to our certificate of incorporation, we are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share. As of January 20, 2012, we had 67,023,421 shares of common stock outstanding and approximately 2,740 stockholders of record.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our certificate of incorporation and our bylaws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

General

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders, and there are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

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The holders of common stock are entitled to receive ratable dividends, if any, payable in cash, in stock or otherwise if, as and when declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to any preferential rights that may be applicable to any outstanding preferred stock. In the event of a liquidation, dissolution, or winding up of our company, after payment in full of all outstanding debts and other liabilities, the holders of common stock are entitled to share ratably in all remaining assets, subject to prior distribution rights of preferred stock, if any, then outstanding. No shares of common stock have preemptive rights or other subscription rights to purchase additional shares of common stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock included in this registration statement will be fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to, and might be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. All shares of common stock that are acquired by us shall be available for reissuance by us at any time.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

NASDAQ Capital Market

Our common stock is listed for quotation on the NASDAQ Capital Market under the symbol “CHTP.” On January 25, 2012, the last reported sale price of our common stock was $4.54 per share.

DESCRIPTION OF PREFERRED STOCK

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by our stockholders. As of the date of this prospectus, no shares of preferred stock were outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include any or all of the following, as required:

•	the title and stated value;
•	the number of shares we are offering;
•	the liquidation preference per share;
•	the purchase price;
•	the dividend rate, period and payment date and method of calculation for dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights, if any, of the preferred stock;

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•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provision of any debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we may offer under a prospectus supplement may differ from the terms described below. For any debt securities that we may offer, an indenture (and any relevant supplemental indenture) will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus.

With respect to any debt securities that we issue, we will issue such debt securities under an indenture, which we would enter into with the trustee named in the indenture. Any indenture would be qualified under the Trust Indenture Act of 1939.

With respect to any debt securities that we issue, we will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;
•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, and if so, the terms and who the depository will be;
•	the maturity date;
•	the principal amount due at maturity;
•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

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•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•	whether or not the debt securities will be convertible into shares of our common stock or our preferred stock and, if so, the terms of such conversion;
•	whether or not the debt securities will be secured or unsecured by some or all of our assets, and the terms of any secured debt;
•	the terms of the subordination of any series of subordinated debt;
•	the place where payments will be payable;
•	restrictions on transfer, sale or other assignment, if any;
•	our right, if any, to defer payment or interest and the maximum length of any such deferral period;
•	the date, if any, after which and the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;
•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;
•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;
•	whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;
•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;
•	information describing any book-entry features;
•	any provisions for payment of additional amounts for taxes;
•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;
•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•	events of default;
•	whether we and/or the debenture trustee may change an indenture without the consent of any holders;
•	the form of debt security and how it may be exchanged and transferred;
•	description of the debenture trustee and paying agent, and the method of payments; and
•	any other specified terms, preferences, rights or limitations of, or restrictions on, the debt securities and any terms that may be required by us or advisable under applicable laws or regulations.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of any warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. With respect to any warrants that we offer, specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, the exercise price for shares of our common stock or preferred stock and the number of shares of common stock or preferred stock to be received upon exercise of the warrants;
•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

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•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;
•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;
•	any applicable material U.S. federal income tax consequences;
•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;
•	the proposed listing, if any, of the warrants or the common stock issuable upon exercise of the warrants on any securities exchange;
•	if applicable, the date from and after which the warrants and the common stock will be separately transferable;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	the anti-dilution provisions of the warrants, if any;
•	any redemption or call provisions;
•	whether the warrants are to be sold separately or with other securities as parts of units; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We might issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement, warrant and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We may choose to evidence each series of units by unit certificates that we would issue under a separate agreement. If we choose to evidence the units by unit certificates, we will enter into the unit agreements with a unit agent and will indicate the name and address of the unit agent in the applicable prospectus supplement relating to the particular series of units.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS

Certain provisions of Delaware law and our certificate of incorporation and bylaws discussed below may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt. These provisions are expected to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

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Delaware anti-takeover law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approves the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status;
•	when the stockholder became an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and certain shares owned by employee benefits plans; or

•	on or subsequent to the date the business combination is approved by the board of directors, the business combination is authorized by the affirmative vote of at least 66 2/3% of the voting stock of the corporation at an annual or special meeting of stockholders.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Our certificate of incorporation provides that Jason Stein, Michael Weiser, the Rosenwald 2000 Family Trust, the Lindsay A. Rosenwald 2000 (Delaware) Irrevocable Indenture of Trust, the Lindsay A. Rosenwald Alaska Irrevocable Indenture of Trust, the Lindsay A. Rosenwald Rhode Island Irrevocable Indenture of Trust or the Lindsay A. Rosenwald Nevada Irrevocable Indenture of Trust, or any successor to all or substantially all of their assets, or any affiliate thereof, or any person or entity to which any of the foregoing stockholders transfers shares of our voting stock in a transaction other than an underwritten, broadly distributed public offering, regardless of the total percentage of our voting stock owned by such stockholder or such person or entity, shall not be deemed an “interested stockholder” for purposes of Section 203 of the Delaware General Corporation Law.

The applicability of Section 203 of the Delaware General Corporation Law would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Advance notice requirement for stockholder proposals

Our bylaws contain an advance notice procedure for stockholders’ proposals to be brought before a meeting of stockholders, including any proposed nominations of persons for election to our board of directors. Stockholders at a meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting, who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting, and who has otherwise complied with our bylaws, which require advance written notice that is not more than 75 days nor less than 45 days before the anniversary of the first mailing of the proxy materials for the prior annual meeting. Although the bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates for election to our board of directors or proposals regarding other business to be conducted at a special or annual meeting of the stockholders, the bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company. By requiring advance notice of other proposed business, the stockholder advance notice procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the board of directors, will provide the board of directors with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the board of directors’ position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business. Although similar, our advance notice provisions for director nominations are less restrictive, and therefore not prohibited by, the SEC’s rule on proxy access for nominations of directors by stockholders.

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Other Charter Provisions

Our certificate of incorporation and bylaws include a number of other provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company. Our bylaws limit who may call special meetings of the stockholders. In addition, our certificate of incorporation does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Wyrick Robbins Yates & Ponton, LLP, Raleigh, North Carolina.

EXPERTS

The consolidated financial statements of Chelsea Therapeutics International, Ltd. and Subsidiary appearing in Chelsea Therapeutics International, Ltd.’s Annual Report (Form 10-K/A) for the year ended December 31, 2010, and the effectiveness of Chelsea Therapeutics International, Ltd. and Subsidiary’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and the effectiveness of internal control over financial reporting as of December 31, 2010 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of operations (not presented separately therein), changes in stockholders’ equity and cash flows (not presented separately therein) for the period from April 3, 2002 (inception) to December 31, 2007, incorporated in this prospectus by reference from our Annual Report on Form 10-K/A for the year ended December 31, 2010, have been audited by J.H. Cohn LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov. Our common stock is listed on the NASDAQ Capital Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 2, 2011 and our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010, filed with the SEC on April 7, 2011;
•	our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2011, filed with the SEC on May 9, 2011;
•	our Quarterly Report on Form 10-Q for the six-month period ended June 30, 2011, filed with the SEC on July 27, 2011;
•	our Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2011, filed with the SEC on November 2, 2011;
•	our Current Reports on Form 8-K filed with the SEC on January 20, February 2, February 17, February 18, March 1, March 21, April 18, May 19, June 13, June 20, July 22, July 26 (relating to preliminary study results for droxidopa in ADHD), July 26 (relating to a potential at-the-market offering), August 8, September 13, September 28, October 19, November 2, November 18, December 15, December 22 and December 29, 2011, January 3, January 5 and January 6, 2012;
•	our definitive proxy solicitation materials filed with the SEC on April 15, 2011; and

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 000-51462), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date our offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Chelsea Therapeutics International, Ltd., Attention: Corporate Secretary, 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277, (704) 341-1516.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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Shares

Common Stock

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PROSPECTUS SUPPLEMENT

November            , 2013

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Sole Book-Running Manager

JMP Securities

Co-Managers

Needham & Company	Ladenburg Thalmann & Co. Inc.